CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		maximum	maximum
Title of each class of	Amount	offering price	aggregate	Amount of
securities to be registered	to be registered	per unit	offering price	registration fee
Senior Secured Floating Rate Convertible Notes due 2012 (1)	$75,000,000	81.5%	$61,125,000	$2,402.21
Common Stock (2)	(3)	(3)	(3)	(3)
Warrant for Senior Secured Floating Rate Convertible Notes due 2012 (1)	(1)	(1)	(1)	(1)

(1)	For notes issuable upon exercise of the warrant, the registration fee, pursuant to Rule 457(g), is based on the aggregate exercise price for the notes issuable pursuant to the warrant and the aggregate principal amount of notes issuable pursuant thereto.

(2)	Also includes associated preferred share rights to purchase shares of Coeur common stock, which preferred rights are not currently separable from the shares of common stock and are not currently exercisable.

(3)	The fee paid for the shares issuable upon conversion and exercise of the notes and warrant is included in the fee for those securities pursuant to Rule 457(i) under the Securities Act.

As filed pursuant to Rule 424(b)(2)
under the Securities Act of 1933
in connection with Registration No. 333-154391
Prospectus supplement to prospectus dated October 17, 2008
Coeur d’Alene Mines Corporation
$50,000,000 Senior Secured Floating Rate Convertible Notes due 2012
Common Stock
Warrant for $25,000,000 Senior Secured Floating Rate Convertible Notes due 2012
Coeur d’Alene Mines Corporation is offering $50,000,000 aggregate principal amount of its Senior Secured Floating Rate Convertible Notes due 2012 together with a warrant to purchase up to $25,000,000 of Senior Secured Floating Rate Convertible Notes due 2012. The notes will be our senior secured obligations, ranking equally in right of payment with all of our existing and future senior obligations and ranking senior to all our existing and future subordinated indebtedness. The notes will effectively rank senior to our other senior unsecured debt to the extent of the collateral. The notes will be structurally subordinated to all indebtedness of our subsidiaries and effectively subordinated to all our other secured debt to the extent of the value of the assets securing such debt, except as described under “Description of Notes—Collateral.”
The notes initially will bear interest at a rate of 12.00% and will be subject to reset quarterly at an interest rate of LIBOR plus 7.50% per year, provided that in no event will the annual rate be less than 9.00% or more than 12.00%. For instance, assuming LIBOR is 4.41875%, the rate shown on October 17, 2008, the interest rate on the notes would reset to 11.91875%. Interest is payable, at our election, in cash, common stock or a combination of cash and common stock. We will pay interest on the notes on January 15, April 15, July 15 and October 15 of each year, beginning on January 15, 2009.
The notes will mature on October 15, 2012, unless earlier converted, redeemed or repurchased by us. We may redeem the notes for cash in whole or in part at any time at the greater of the principal amount or a make-whole amount plus, in each case, accrued and unpaid interest.
The notes will be convertible into shares of our common stock at any time on or prior to 5:00 p.m., New York City time, on the trading day immediately preceding the maturity date, at the option of the holder. The initial conversion rate is equal to 869.5652 common shares per $1,000 principal amount of notes, subject to adjustment upon certain events as described in this prospectus supplement.
Upon a valid conversion, subject to certain limitations, we will make an additional payment in shares of common stock for each $1,000 principal amount of notes converted at the conversion price in an amount equal to the interest that would have accrued and been payable in respect of the outstanding principal balance of the notes converted had those notes remained outstanding through the earlier of (i) the fourth anniversary of the conversion date and (ii) October 15, 2013.
Our common stock is listed on The New York Stock Exchange under the symbol “CDE.” The closing sale price of our common stock on The New York Stock Exchange on October 17, 2008, was $0.93 per share.
Investing in the notes, common stock and warrant involves risks. See “Risk Factors” beginning on page S-5.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is October 20, 2008.

     You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information provided by this prospectus supplement and the accompanying prospectus is accurate as of any date other than the respective dates on the front of these documents.

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A NOTE ABOUT FORWARD-LOOKING STATEMENTS
     Some of the information included in this prospectus supplement and the accompanying prospectus and other materials filed or to be filed by us with the Securities and Exchange Commission (the “SEC”) (as well as information included in oral statements or other written statements made or to be made by us or our representatives) contains or may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements can be identified by the fact that they do not relate strictly to historical or current facts and may include the words “may,” “could,” “should,” “would,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan” or other words or expressions of similar meaning. We have based these forward-looking statements on our current expectations about future events. The forward-looking statements include statements that reflect management’s beliefs, plans, objectives, goals, expectations, anticipations and intentions with respect to our financial condition, results of operations, future performance and business, including statements relating to our business strategy, expected production volumes and our current and future development plans.
     Oral or written forward-looking statements are included in this prospectus supplement and the accompanying prospectus and other materials filed or to be filed by us with the SEC (as well as information included in oral statements or other written statements made or to be made by us or our representatives). Although we believe that the expectations reflected in all of these forward-looking statements are and will be reasonable at the time made, any or all of the forward-looking statements in this prospectus supplement, the accompanying prospectus, our Annual Report on Form 10-K and in any other public statements that are made may prove to be incorrect, whether as a result of inaccurate assumptions or as a consequence of known or unknown risks and uncertainties such as future gold and silver prices, costs, ore grades, estimation of gold and silver reserves, mining and processing conditions, construction schedules, currency exchange rates, and the completion or updating of mining feasibility studies, changes that could result from future acquisitions of new mining properties or businesses, the risks and hazards inherent in the mining business (including environmental hazards, industrial accidents, weather or geologically related conditions), regulatory and permitting matters, and risks inherent in the ownership and operation of or investment in mining properties or businesses in foreign countries. Many of these and other factors discussed or incorporated by reference in this prospectus supplement and the accompanying prospectus, some of which are beyond our control, will be important in determining our future performance and liquidity. Consequently, actual results could differ materially from those that might be anticipated from forward-looking statements. In light of these and other uncertainties, you should not regard a forward-looking statement that we might make as a representation by us that our plans and objectives will be achieved, and you should not place undue reliance on such forward-looking statements.
     We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, we invite your attention to any further disclosures made on related subjects in our subsequent reports filed with the SEC on Forms 10-K, 10-Q and 8-K.
ABOUT THIS PROSPECTUS SUPPLEMENT
     This document is in two parts. The first is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering and some of which has been replaced or superseded by information in this prospectus supplement or in the documents incorporated by reference herein.

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     If information in this prospectus supplement differs from information in the accompanying prospectus, you should rely on the information in this prospectus supplement.

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PROSPECTUS SUPPLEMENT SUMMARY
     This summary is not complete and may not contain all of the information that may be important to you. You should read the entire prospectus supplement and accompanying prospectus carefully, as well as the documents incorporated by reference, before making an investment decision. Unless otherwise indicated, the words “we,” “our,” “us,” “Coeur” and “the Company” refer to Coeur d’Alene Mines Corporation.
Our business
     Coeur d’Alene Mines Corporation is one of the world’s largest silver producers with operations and exploration interests in the United States (Nevada and Alaska), South America (Chile, Argentina and Bolivia), Australia (New South Wales), Mexico and Africa (Tanzania). Worldwide, we possessed a substantial mineral reserve base containing over 278.8 million ounces of silver and 2.2 million ounces of gold as of June 10, 2008.
     We were incorporated in Idaho in 1928. Our principal executive office is located at 505 Front Avenue, P.O. Box I, Coeur d’Alene, Idaho 83814, and our telephone number is (208) 667-3511. Our website is www.coeur.com. Information contained in the web site is not incorporated by reference into this prospectus supplement or the accompanying prospectus, and you should not consider information contained in the web site as part of this prospectus supplement or the accompanying prospectus.

THE OFFERING
     The following is not intended to be complete. For a more detailed description, see “Description of Notes” and “Description of Warrant” in this prospectus supplement and “Description of Capital Stock—Common Stock” in the accompanying prospectus.

Issuer	Coeur d’Alene Mines Corporation, an Idaho corporation.

Securities Offered

Convertible Notes	$50,000,000 aggregate principal amount of Senior Secured Floating Rate Convertible Notes due 2012.

Warrant	A warrant for the purchase of up to $25,000,000 aggregate principal amount of Senior Secured Floating Rate Convertible Notes due 2012 exercisable between February 7, 2009 and March 9, 2009.

Common Stock	Up to 43,478,261 common shares issuable upon conversion and up to 21,739,131 common shares issuable upon conversion of the $25,000,000 of notes issuable upon exercise in full of the warrant offered hereby, assuming an initial conversion price of $1.15 per share, and up to 31,304,347 common shares issuable as an additional payment upon voluntary conversion, assuming a maximum interest rate and a conversion price of $1.15 per share.

Maturity Date	October 15, 2012, unless earlier converted, redeemed, or repurchased.

Ranking	The notes will be our senior secured obligations and will rank in right of payment:
•	equally in right of payment with all of our existing and future obligations that are senior;

•	effectively senior to other senior unsecured debt to the extent of the collateral;

•	senior to any current and future subordinated indebtedness of ours; and

•	structurally subordinated to the indebtedness and other liabilities of our subsidiaries, except as described under “Description of Notes—Collateral.”

Interest	The notes initially will bear interest at 12.00%, subject to reset quarterly at an interest rate of three-month LIBOR plus 7.50%, provided that in no event will the annual rate be less than 9.00% or more than 12.00%. Any notes issued after October 20, 2008 will bear interest at the rate then applicable to the notes issued October 20, 2008. Interest on the notes will be payable quarterly. We have the option to pay interest in cash denominated in U.S. dollars, in shares of our common stock valued at 95% of the volume-weighted average price for the 5-day period immediately preceding the business day prior to any payment date, or a combination of both.

In the event we elect to pay interest in whole or in part in shares of our common stock, we will be required to give notice to the trustee no later than the business day prior to the record date prior to such interest payment date.

Security	Our subsidiary, Coeur Rochester, Inc., will provide collateral securing the payment and performance of our obligations under the notes. Subject to certain limits, the notes will be secured by Coeur Rochester’s right, title and interest in (i) all goods, including inventory and equipment, (ii) all accounts, (iii) contract rights under any agreement or arrangement under which Coeur Rochester has a right to payment of money and proceeds and (iv) deposit accounts. See “Description of Notes—Collateral.”

Conversion Rights	Holders may convert their notes into shares of our common stock at the conversion rate at any time prior to the close of business on the trading day immediately preceding the maturity date.

The notes issuable October 20, 2008 are convertible at an initial conversion rate equal to 869.5652 common shares per $1,000 principal amount of notes. Notes issued after October 20, 2008 may have different conversion rates. After issuance, the conversion price will be subject to standard anti-dilution protections.

If the purchaser exercises its warrant to purchase notes, the initial conversion price applicable to such notes will be equal to the lowest of the conversion price on the notes issued October 20, 2008, 115% of the VWAP of our common stock on the trading day prior to the applicable closing date and 115% of the VWAP of our common stock during the eight-day period ending on the trading day prior to the applicable closing date. The conversion price also may be subject to other adjustments as described in “Description of Notes—Conversion Rate Adjustments.”

Additional Payment Upon Conversion	In the event a note is converted prior to maturity, the holder of the note will receive additional shares of our common stock in an amount equal to the lesser of four years of interest on a note or the interest that would be payable through October 15, 2013, calculated at the interest rate in effect at the time of conversion, divided by the conversion price.

Optional Redemption	The notes are redeemable, at our option, on any date prior to the maturity date at a price equal to the greater of the principal amount of the notes or a “make-whole” amount plus, in each case, accrued interest, subject to the holder’s right to exercise conversion for up to 3 days after receipt or deemed receipt of a notice of redemption.

Use of Proceeds	We estimate that the net proceeds from the offering of the notes, after payment of fees and expenses, will be approximately $40.2 million (or approximately $61.7 million if the holder or holders of the warrant exercises in full the warrant offered hereby).

We intend to use the proceeds of this offering to fund continued development of our Palmarejo silver/gold project in Mexico and for general corporate purposes.

Trustee, Paying Agent, Conversion Agent, Calculation Agent and Collateral Agent	The Bank of New York Mellon.

Registered Form	The notes initially will be issued in the form of one or more certificated notes, in definitive, fully registered form without interest coupons, in integral multiples of $1,000.

Trading	The notes and warrant will be new securities for which no market currently exists. We cannot assure you that an active or liquid market will develop or be maintained for the notes or the warrant.

New York Stock Exchange Symbol	CDE.

Toronto Stock Exchange Symbol	CDM.

Australian Stock Exchange Symbol	CXC.

Risk Factors	You should carefully consider the information set forth under the heading “Risk Factors” in this prospectus supplement and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008, as well as the other information included in or incorporated by reference into this prospectus supplement, before deciding whether to invest in the notes, the warrant or the common stock into which the notes are convertible.

RISK FACTORS
     An investment in the notes, the warrant and our common stock involves certain risks. You should carefully consider the risks described below and all other information set forth or incorporated by reference in this prospectus supplement and accompanying prospectus before making an investment decision. If any of the following risks, as well as other risks and uncertainties that are not yet identified or that we currently think are immaterial, actually occur, our business, financial condition and results of operations could be materially and adversely affected. In that event, the value of the notes, the value of the warrant and the trading price of our shares of common stock could decline, and you may lose part or all of your investment. For a detailed discussion of these and other risks, see the sections entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2007 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008, each of which is incorporated by reference into this prospectus supplement.
Prior to 2005, we did not have sufficient earnings to cover fixed charges, and this deficiency could occur in future periods.
     As a result of our net losses prior to 2005, our earnings were not adequate to satisfy fixed charges (i.e., interest, preferred stock dividends and that portion of rent deemed representative of interest) in each of those periods prior to 2005. The amounts by which earnings were inadequate to cover fixed charges were approximately $61.8 million in 2003 and $23.9 million in 2004. Earnings have been sufficient to cover fixed charges subsequent to 2004. Our fixed charges include annual interest payments of approximately $2.25 million on the $180 million principal amount of our 1.25% Senior Convertible Notes due 2024 and $7.5 million on the $230 million principal amount of our 3.75% Senior Convertible notes due 2028.
     We expect to satisfy our fixed charges and other expense obligations in the future from cash flow from operations and, if cash flow from operations is insufficient, from working capital, which amounted to approximately $152.4 million at December 31, 2007. Prior to 2005, we experienced negative cash flow from operating activities. The amount of net cash used in our operating activities amounted to approximately $8.5 million in 2002, $5.1 million in 2003 and $18.6 million in 2004. The availability of future cash flow from operations or working capital to fund the payment of interest on the notes and other fixed charges will be dependent upon numerous factors, including our results of operations, silver and gold prices, levels and costs of production at our mining properties and the amount of our capital expenditures and expenditures for acquisitions, developmental and exploratory activities.
Our future operating performance may not generate cash flows sufficient to meet our debt payment obligations, and our indebtedness could negatively affect holders of our notes and our common stock, into which the notes are convertible.
     As of June 30, 2008, we had a total of approximately $410 million outstanding indebtedness, consisting of $230 million of our 3.25% Convertible Senior Notes due 2028 and, $180 million of our 1.25% Convertible Senior Notes due 2024. Following this offering, and assuming that the holder or holders of the warrant exercise in full the warrant offered hereby, we will have a total of approximately $485 million principal amount of outstanding indebtedness.
     Our ability to make scheduled debt payments on our outstanding indebtedness will depend on our future operating performance and cash flow. Our operating performance and cash flow, in part, are subject to economic factors beyond our control, including the market prices of silver and gold. We may not be able to generate enough cash flow to meet our obligations and commitments. If we cannot generate sufficient cash flow from operations to service our debt, we may need to further refinance our debt, dispose of assets or issue equity to obtain the necessary funds. We cannot predict whether we will be able to refinance our debt, issue equity or dispose of assets to raise funds on a timely basis or on satisfactory terms.

     Our indebtedness could negatively affect holders of the notes, the warrant and our common stock, into which the notes are convertible, in many ways, including by:
•	reducing funds available to support our business operations and for other corporate purposes because portions of our cash flow from operations must be dedicated to the payment of principal and interest on our debt;

•	impairing our ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes;

•	making us more vulnerable to a downturn in general economic conditions or in our business; and

•	negatively affecting our ability to pay interest and principal on our debt, including the notes.
We might be unable to raise additional financing necessary to conduct our business, make payments when due or refinance our debt.
     We might need to raise additional funds in order to implement our business plan, refinance our debt or acquire complementary businesses or products. Any required additional financing might not be available on commercially reasonable terms, or at all. If we raise additional funds by issuing equity securities, holders of our common stock could experience significant dilution of their ownership interest, and these securities could have rights senior to those of the holders of our common stock.
The value of the collateral securing the notes may be insufficient to provide for payment in full of the notes.
     The current value of the collateral securing the notes is less than the principal amount of the notes and depends on market and economic conditions, the availability of buyers and other factors. It is likely that the value of the collateral would be insufficient to satisfy the claims of the holders thereof in the event of enforcement against the collateral or our liquidation. The value of the collateral could be materially diminished or impaired by any bankruptcy, reorganization or other proceedings involving us or by the regulatory consequences thereof or by any of the other matters discussed in these risk factors, as well as factors beyond our control and the control of our creditors.
     By its nature, some or all of the collateral would be illiquid and might have no readily ascertainable market value. Some of the collateral might have no significant independent value apart from the other pledged assets or could be impaired in the future as a result of changing economic conditions, declines in the price of silver or gold, competition or other future trends or uncertainties. In addition, the indenture, supplemental indenture and security agreement and other security documents provide only limited covenant protections with respect to the collateral and might not protect you against actions that we could take that could impair the value of the collateral.
     To the extent that the collateral is insufficient to satisfy the claims of noteholders, noteholders will have unsecured claims against us in respect of their notes that will rank equally and ratably with the claims of our unsecured creditors, including the holders of our other senior indebtedness and our trade creditors. There may be insufficient value in our remaining assets to satisfy the remaining claims of noteholders and the claims of other creditors.

The estimation of the ultimate recovery of metals contained within the Rochester heap leach pad inventory, which comprises a substantial portion of the collateral, is inherently inaccurate and subjective and requires the use of estimation techniques. Actual recoveries can be expected to vary from estimations.
     A substantial portion of the collateral is represented by the Rochester heap leach pad inventory from which we extract silver and gold. We use several integrated steps in the process of extracting silver and gold to estimate the metal content of ore in the leach pad inventory. Although we refine our estimates as appropriate at each step in the process, the final amounts are not determined until a third party smelter determines final ounces of silver and gold available for sale. We then review this end result and reconcile it to the estimates we developed and used throughout the production process. Based on this review, we adjust our estimation procedures when appropriate.
Holders of notes do not control decisions regarding income from the collateral.
     Prior to an event of default under the indenture, the supplemental indenture and security agreement allow us to remain in possession of, retain exclusive control over, freely operate and, subject to compliance with covenants set forth in the supplemental indenture and security agreement, collect, invest and dispose of any income from the collateral securing the notes. Also, to the extent that we sell any assets that constitute collateral, the proceeds from such sale will be subject to the lien securing the notes only to the extent such proceeds would otherwise constitute “collateral” securing the notes under the supplemental indenture and security agreement. To the extent the proceeds from any such sale of collateral do not constitute “collateral” under the supplemental indenture and security agreement, the pool of assets securing the notes would be reduced and the notes would not be secured by such proceeds.
Rights of holders of notes in their collateral may be adversely affected by a failure to perfect security interests.
     The right of the trustee for the notes to repossess and dispose of the collateral securing the notes upon acceleration may be significantly impaired if we do not take the necessary steps to perfect the security interests on the collateral in favor of the trustee. Although some security interests may be perfected concurrently with the closing of this offering, we believe that not all the security interests in the collateral will be perfected, and while we will use commercially reasonable efforts to seek to perfect those security interests after closing, there can be no assurance we will be successful. The trustee will not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the collateral. To the extent the security interests are not perfected, the priority of the trustee’s security interest vis-à-vis the security interests of other creditors will be impaired.
Rights of holders of notes in their collateral may be adversely affected by bankruptcy proceedings.
     The right of the trustee for the notes to repossess and dispose of the collateral securing the notes upon acceleration is likely to be significantly impaired by federal bankruptcy law if bankruptcy proceedings are commenced by or against us. This could be true even if bankruptcy proceedings are commenced after the trustee has repossessed and disposed of the collateral. Under bankruptcy law, a secured creditor such as the trustee is prohibited from repossessing its security from a debtor in a bankruptcy case or disposing of security repossessed from a debtor without bankruptcy court approval. Moreover, bankruptcy law permits the debtor to continue to retain and use collateral and the proceeds, products, rents or profits of the collateral even though the debtor is in default under the applicable debt instruments; provided that the secured creditor is given “adequate protection.”
     The meaning of the term “adequate protection” varies according to circumstance, but in general the doctrine of “adequate protection” requires a troubled debtor to protect the value of a secured creditor’s interest in the collateral through cash payments, the granting of an additional security interest or otherwise, if and at such time as the court in its discretion may determine, during the pendency of the bankruptcy case. In view of the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the notes could be delayed following commencement of a bankruptcy case, whether or when the trustee would repossess or dispose of the collateral or whether or to what extent holders of the notes would be compensated for any delay in payment or loss of value of the collateral through the requirements of “adequate protection.” Furthermore, in the event the bankruptcy court determines that the value of the collateral is not sufficient to repay all amounts due on the notes, the holders of the notes would have “undersecured claims” as to the difference. Federal bankruptcy laws do not permit the payment or accrual of interest, costs or attorneys’ fees for “undersecured claims” during the debtor’s bankruptcy case.
     The trustee’s ability to foreclose on the collateral on your behalf may be subject to lack of perfection, the consent of third parties, enforcement difficulties (as discussed above) and other practical problems associated with the realization of the trustee’s security interest in the collateral.
A court could deem the pledge of collateral a fraudulent conveyance and void all or a portion of the security interest represented by the pledge.
     In a bankruptcy proceeding, a trustee, creditors or other damaged parties may seek to recover transfers made or void obligations incurred prior to the bankruptcy proceeding on the basis that such transfers and obligations constituted fraudulent conveyances. Fraudulent conveyances are generally defined to include transfers made or obligations incurred for inadequate consideration when the debtor was insolvent, inadequately capitalized or in similar financial distress or transfers made or obligations incurred with the intent of hindering, delaying or defrauding current or future creditors. A trustee or such other parties may recover such transfers and avoid such obligations made within one year prior to the commencement of a bankruptcy proceeding or within the period provided in any applicable state fraudulent conveyance law. Furthermore, under certain circumstances, creditors may recover transfers or avoid obligations under state fraudulent conveyance laws within the applicable limitation period even if the debtor is not in bankruptcy. If a court were to find that the pledge of collateral was made under circumstances constituting a fraudulent conveyance, the court could void all or a portion of the obligations under the supplemental indenture and security agreement. If the pledge of collateral were voided and the issuance of notes were not voided, holders of notes would be unsecured creditors with claims that ranked equally and ratably with all our other senior creditors, including trade creditors.
Creditors of our subsidiaries will get paid before you will get paid, except as described under “Description of Notes—Collateral”
     We operate our business through our subsidiaries. Accordingly, we are dependent upon the cash flows of and receipt of dividends and advances from or repayments of advances by our subsidiaries in order to meet our debt obligations, including our obligations under the notes. The notes are not guaranteed by our subsidiaries, and consequently, our subsidiaries are not obligated or required to pay any amounts pursuant to the notes or to make funds available in the form of dividends or advances. Any payment of dividends, distributions, loans or advances by our subsidiaries will also be contingent upon our subsidiaries’ earnings and subject to contractual or statutory restrictions.
     In addition, our right to participate in any distribution of assets of any of our subsidiaries, upon any subsidiary’s bankruptcy, liquidation, reorganization or similar proceeding, and thus your ability as a holder of the notes to benefit indirectly from such distribution, will be subject to the prior claims of creditors of that subsidiary, except to the extent that any of our claims as a creditor of such subsidiary may be recognized. As a result, the notes will be structurally subordinated to all existing and future liabilities and obligations of our subsidiaries, if any. Therefore, holders of the notes should look only to our assets for payments on the notes. The notes and the related indenture do not limit the ability of any of our subsidiaries to incur additional indebtedness, liabilities and obligations, and our subsidiaries may incur significant additional indebtedness that ranks senior to the notes. As of December 31, 2007, our subsidiaries had $154.7 million of indebtedness and other liabilities, including trade payables and excluding deferred tax liabilities.
We expect that the trading value of the notes will be significantly affected by the price of our common stock and other factors.
     The market price of the notes is expected to be significantly affected by the market price of our common stock. This may result in greater volatility in the trading value of the notes than would be expected for nonconvertible debt securities. In addition, the notes have a number of features, which, if not met, could result in the trading price of the notes being less than the value of our common stock into which a note would otherwise be convertible. These features could adversely affect the value and the trading prices of the notes.
The market price of our common stock, into which the notes are convertible, has been volatile and may decline.
     The market price of our common stock has been volatile and may decline in the future. The high and low closing sale prices of our common stock on the New York Stock Exchange were $4.59 and $2.75 in 2005; $7.37 and $4.11 in 2006; $4.94 and $3.34 in 2007; and $5.16 and $1.44 for the nine months ending September 30, 2008. The closing sale price on the New York Stock Exchange on October 17, 2008, was $0.93 per share.
     The market price of our common stock historically has fluctuated widely and been affected by our operating results and by many factors beyond our control. These factors include:
•	market prices of silver and gold;

•	general stock market conditions;

•	interest rates;

•	expectations regarding inflation;

•	currency values; and

•	global and regional political and economic conditions and other factors.
     In addition, stock markets, including The New York Stock Exchange, generally experience price and trading fluctuations, which result in volatility in the market price of securities that may be unrelated or disproportionate to changes in operating performance. These broad market fluctuations may affect adversely the market prices of the notes and our common stock.
Sales of a significant number of shares of our common stock in the public markets, or the perception of these sales, could depress the market price of the notes.
     Sales of a substantial number of shares of our common stock or other equity-related securities in the public markets, including the issuance of common stock upon conversion of the notes or the vesting of restricted stock, could depress the market price of the notes, our common stock or any of them, and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common stock or other equity-related securities would have on the market price of our common stock or the value of the notes. In addition, the existence of the notes and the warrant also may encourage short selling by market participants because the conversion of the notes could depress our common stock price.

     The price of our common stock could be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in us and by hedging or arbitrage trading activity which we expect to occur involving our common stock. This hedging or arbitrage could, in turn, affect the market price of the notes.
If you hold notes, you will not be entitled to any rights with respect to our common stock, but will be subject to all changes made with respect to our common stock.
     If you hold notes, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights or rights to receive any dividends or other distributions on our common stock), but will be subject to all changes affecting our common stock. You will have rights with respect to our common stock only if and when you tender your notes for conversion and comply with the other requirements to convert them and they are converted into our common stock, except, in limited cases, for rights arising under the conversion rate adjustments applicable to the notes. For example, in the event that an amendment is proposed to our charter or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to conversion of your notes, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock that result from such amendment. Similarly, if we declare a dividend and the record date for determining the stockholder of record entitled to the dividend occurs prior to the conversion date, you will not be entitled to the dividend, but only to the conversion rate adjustment, if any, provided for under “Description of Notes—Conversion Rate Adjustments.”
The conversion rate of the notes may not be adjusted for all dilutive events, which may adversely affect the trading price of the notes.
     The conversion rate of the notes is subject to adjustment for certain events, including the issuance of stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness or assets, certain cash dividends and certain issuer tender or exchange offers as described under “Description of Notes—Conversion Rate Adjustments.” However, the conversion rate will not be adjusted for other events, such as certain exchange offers or an issuance of common stock for cash, that may adversely affect the trading price of the notes, the warrant or our common stock. An event that adversely affects the value of the notes or the warrant may occur, and the event may not result in an adjustment to the conversion rate.
Rating agencies may provide unsolicited ratings on the notes that could reduce the market value or liquidity of the notes and our common stock.
     We have not requested a rating of the notes from any rating agency, and we do not anticipate that the notes will be rated. However, if one or more rating agencies rates the notes and assigns the notes a rating lower than the rating expected by investors or reduces their rating in the future, the market price or liquidity of the notes and our common stock could be harmed.
The notes will contain only limited restrictive covenants.
     The indenture under which the notes will be issued will not contain restrictive covenants that would protect you from several kinds of transactions that may adversely affect you. Neither the indenture nor the terms of the notes restrict us or our subsidiaries from incurring additional debt, including senior debt or secured debt, except to the extent the notes have been secured as described in “Description of Notes—Collateral.” In addition, the limited covenants contained in the indenture do not require us to achieve or maintain any minimum financial ratios relating to our financial position or results of operations. Except as described under “Description of Notes—Covenants—Restriction on Payments by Coeur Rochester,” the indenture also does not impose any limitation on the incurrence by our subsidiaries of any indebtedness or on our ability to transfer our assets and property among our subsidiaries.

You may have to pay taxes if we make or fail to make certain adjustments to the conversion rate of the notes even though you do not receive a corresponding cash distribution.
     The conversion rate of the notes is subject to adjustment for certain events arising from stock splits and combinations, stock dividends, certain cash dividends and certain other actions by us that modify our capital structure. See “Description of Notes—Conversion Rate Adjustments.” If, for example, the conversion rate is adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, you may be required to include an amount in income for U.S. federal income tax purposes, notwithstanding the fact that you do not receive a corresponding cash distribution. In addition, a failure to adjust (or to adjust adequately) the conversion rate after an event that has the effect of increasing your proportionate interest in our company could be treated as a deemed taxable dividend to you. The amount that you would have to include in income generally will be equal to the amount of the distribution that you would have received if you had converted your notes into our common stock.
     If you are a non-U.S. holder, any deemed dividend would be subject to U.S. federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable treaty, which may be set off against subsequent payments. See “Certain United States Federal Income Tax Consequences.”
If you exchange your certificated notes for notes held in book-entry form, you must rely on the procedures and the relevant clearing systems to exercise your rights and remedies.
     Owners of the book-entry interests will not be considered owners or holders of notes. Instead, DTC or its nominee will be the sole holder of the notes. Payments of principal, interest and other amounts owing on or in respect of the notes in global form will be made to the paying agent, which will make payments to DTC. Thereafter, those payments will be credited to DTC participants’ accounts that hold book-entry interests in the notes in global form and credited by such participants to indirect participants. Unlike holders of the notes themselves, owners of book-entry interests will not have the direct right to act upon our solicitations for consents or requests for waivers or other actions from holders of the notes. Instead, if you own a book-entry interest, you will be permitted to act only to the extent you have received appropriate proxies to do so from DTC or, if applicable, a participant. Procedures implemented for the granting of such proxies may not be sufficient to enable you to vote on any requested actions on a timely basis.
Conversion of the notes will dilute the ownership interest of existing stockholders, including holders who had previously converted their notes.
     To the extent we issue shares of our common stock upon conversion of the notes, the conversion of some or all of the notes will dilute the ownership interests of existing stockholders, including holders who had previously converted their notes. Any sales in the public market of shares of our common stock issuable upon such conversion could adversely affect prevailing market prices of shares of our common stock. In addition, the existence of the notes may encourage short selling by market participants because the conversion of the notes could depress the price of shares of our common stock.
We have the ability to issue additional equity securities, which would lead to dilution of our issued and outstanding common stock and any common stock issued upon conversion of the notes and may materially and adversely affect the price of our common stock and the trading price of the notes, which are convertible into common stock.
     The issuance of additional equity securities or securities convertible into equity securities would result in dilution of existing shareholders’ equity interests in us. We are authorized to issue, without shareholder approval, 10,000,000 shares of preferred stock in one or more series to establish the number of shares to be included in each such series and to fix the designation, powers, preferences and relative participating, optional, conversion and other special rights of the shares of each such series and the qualification, limitations or restrictions thereof, including but not limited to the fixing or alteration of the dividend rights, dividend rate or rates, conversion rights, voting rights, rights and terms of redemption, the redemption price or prices and the liquidation preferences of any wholly unissued series of shares of preferred stock, or any or all of them. Any such series of preferred stock could contain dividend rights, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences or other rights superior to the rights of holders of our common stock. Our board of directors has no present intention of issuing any such preferred stock, but reserves the right to do so in the future and has reserved for issuance a series of preferred stock in connection with our shareholder rights plan. In addition, we are authorized to issue, without shareholder approval, up to 750,000,000 shares of common stock, of which 550,834,383 shares were outstanding as of October 17, 2008. We are also authorized to issue, without shareholder approval, securities convertible into either shares of common stock or preferred stock. If we issue additional equity securities, the price of our common stock and the trading price of the notes, which are convertible into our common stock, may be materially and adversely affected.
We are subject to anti-takeover provisions in our charter, in our bylaws and in our shareholder rights plan that could delay or prevent an acquisition of Coeur even if such an acquisition would be beneficial to our shareholders.
     The provisions of our articles of incorporation and our bylaws could delay or prevent a third party from acquiring us, even if doing so might be beneficial to our shareholders. Some of these provisions:
•	authorize the issuance of preferred stock which can be created and issued by the board of directors without prior shareholder approval, commonly referred to as “blank check” preferred stock, with rights senior to those of common stock;

•	authorize the board of directors to increase or decrease the size of the board without shareholder approval;

•	authorize a majority of the directors then in office to fill any vacancy on the board of directors; and

•	require that a “fair price” be paid in some business transactions.
     We have also implemented a shareholder rights plan which could delay or prevent a third party from acquiring us.
There may not be an active trading market for the notes and their price may be volatile. You may be unable to sell your notes or warrant at the price desired or at all.
     The notes are a new issue of securities for which there currently is no trading market. As a result, a liquid market may not develop or be maintained for the notes, you may not be able to sell any of the notes at a particular time, if at all, and the prices you receive if or when you sell the notes may not be above their initial offering price. lf any of the notes are traded after their initial issuance, they may trade at a discount from their initial offering price. Future trading prices of the notes will depend on many factors, including prevailing interest rates, the market for similar securities, the price of our underlying common stock, general economic conditions and our financial condition, performance and prospects.

USE OF PROCEEDS
     We estimate that the net proceeds from the offering of the notes, after payment of expenses, will be approximately $40.2 million (or approximately $61.7 million if the holder or holders of the warrant exercise in full the warrant offered hereby). We intend to use the proceeds of this offering to fund continued development of the Palmarejo silver/gold project in Mexico and for general corporate purposes.

DESCRIPTION OF NOTES
     We will issue the notes under an indenture, to be dated as of October 20, 2008, between us and The Bank of New York Mellon, as trustee, as supplemented by a supplemental indenture and security agreement among us, our subsidiary Coeur Rochester, Inc., as grantor, and the trustee, to be dated as of October 20, 2008. We refer to the indenture as supplemented by the supplemental indenture and security agreement as the “indenture.” The following description is only a summary of certain provisions of the notes and the indenture. We urge you to read the indenture and the notes in their entirety because they, and not this description, define your rights as holders of the notes. You may request copies of these documents at our address shown under the caption “Where You Can Find More Information.” The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. For purposes of this section, references to the “company,” “we,” “us,” “our” and “Coeur” include only Coeur d’Alene Mines Corporation and not its subsidiaries.
General
     The notes will:
•	be limited to $50 million aggregate principal amount ($75 million aggregate principal amount if the warrant offered hereby is exercised in full);

•	bear interest payable, at our election, in cash, common stock or a combination thereof at an initial rate of 12.00%, subject to reset quarterly at an interest rate equal to the then-applicable U.S. dollar three-month LIBOR plus 7.50%, provided that in no event will the annual rate be less than 9.00% or more than 12.00%, payable quarterly in arrears, on January 15, April 15, July 15 and October 15 of each year, commencing on January 15, 2009;

•	be our senior obligations and will rank equally in right of payment with all our existing and future senior indebtedness. The notes will be senior in right of payment to all our existing and future indebtedness that is expressly subordinated in right of payment to the notes. However, because the notes will not be guaranteed by our subsidiaries, they will be effectively junior to all existing and future indebtedness and other liabilities, including trade payables, of our subsidiaries;

•	subject to certain limits, the notes will be secured by Coeur Rochester’s right, title and interest in (i) all goods, including inventory and equipment, (ii) all accounts, (iii) contract rights under any agreement or arrangement under which Coeur Rochester has a right to payment of money and proceeds and (iv) deposit accounts. See “Description of Notes—Collateral.”

•	be convertible by you at any time on or prior to 5:00 p.m., New York time, on the second trading day immediately preceding the maturity date, as described under “Conversion Rights,” into shares of our common stock initially based on a conversion rate of 869.5652 shares of our common stock per $1,000 principal amount of notes, which represents an initial conversion price of $1.15 per share, and, upon conversion, you will be entitled to receive an additional payment, payable in shares of our common stock, for each $1,000 principal amount of notes converted, equal to the interest that would have accrued and been payable on the converted notes had the converted notes remained outstanding for the period beginning on the conversion date through the earlier of the fourth anniversary of the conversion date and October 15, 2013, in each case calculated at the interest rate applicable on the date of conversion;

•	be subject to repurchase by us, at our option, at a repurchase price equal to the greater of the principal amount of the notes or a “make-whole” amount plus, in each case, accrued and unpaid interest to, but not including, the repurchase date; and

•	be due on October 15, 2012, unless earlier converted, redeemed or repurchased by us.
     Because our operations are conducted through subsidiaries, none of which has guaranteed our obligations under the notes, our cash flow and our consequent ability to service our debt, including the notes, are dependent upon the earnings of our subsidiaries and the distribution of those earnings to us, whether by dividends, loans or otherwise. The payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to statutory or contractual restrictions, are contingent upon the earnings of our subsidiaries and are subject to various business considerations. Our right to receive assets of any of our subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the notes to participate in those assets) will be effectively junior to the claims of that subsidiary’s creditors (including trade creditors), except to the extent that we are ourselves recognized as a creditor of such subsidiary. In such case, our claims would still be junior to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by us.
     Other than restrictions described under “Consolidation, Merger and Sale of Assets,” the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in any credit rating that may have been assigned to the notes as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders. In addition, except as described under “Collateral” and “Covenants—Dividends,” neither we nor any of our subsidiaries will be restricted under the indenture from paying dividends, incurring debt or issuing or repurchasing our securities.
     No sinking fund is provided for the notes.
     The notes initially will be in certificated form. You may present the certificated notes for conversion, registration of transfer and exchange, without service charge, at our office or agency in New York City, which will initially be the office or agency of the trustee in New York City. However, we or the trustee may require the holder to pay a sum sufficient to cover any tax, assessment or other governmental charge that may be imposed in connection with any registration of transfer or exchange of notes.
     If the notes are exchanged for global notes, beneficial interests in the notes will be issued only in book-entry form in denominations of $1,000 principal amount and whole multiples thereof. Beneficial interests in the notes will be shown on and transfers of beneficial interests in the notes will be effected only through records maintained by The Depository Trust Company, or “DTC,” or its nominee. For information regarding conversion, registration of transfer and exchange of global notes held in DTC, see “Description of Debt Securities—Book-Entry, Delivery and Form” in the accompanying prospectus.
     We may from time to time repurchase the notes in open market purchases or negotiated transactions without prior notice to holders.
Ranking
     The notes will be our senior secured obligations and will rank equally in right of payment with all our existing and future senior indebtedness. The notes will be senior in right of payment to all our existing and future indebtedness that is expressly subordinated in right of payment to the notes. However, because the notes will not be guaranteed by our subsidiaries, they will be effectively junior to all existing and future indebtedness and other liabilities, including trade payables, of our subsidiaries.
     At June 30, 2008, assuming we had completed this offering on such date and the warrant had been exercised in full and after giving effect to the application of the estimated net proceeds of this offering, we would have had $485 million of debt outstanding (including the notes), all of which would have been pari passu with the notes.
     The notes also will be effectively subordinated to all indebtedness and other liabilities of our subsidiaries. As of December 31, 2007, our subsidiaries had $154.7 million of indebtedness and other liabilities, including trade payables and excluding deferred tax liabilities.

Collateral
     Our wholly owned subsidiary, Coeur Rochester, Inc., will grant to the trustee, for the benefit of the collateral agent and the holders of notes, who we collectively refer to as the secured parties, and to secure the payment and performance in full of all of our obligations under the indenture, a security interest in all of Coeur Rochester’s right, title and interest in the following personal property wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof (all of which we refer to as the collateral):
•	all goods, including inventory and equipment;

•	accounts;

•	contract rights under any agreement or arrangement under which Coeur Rochester has a right to the payment of money and proceeds; and

•	deposit accounts;
     Collateral does not include, and we are not granting a security interest in, any property to the extent the grant of a security interest is prohibited by or requires the consent of a governmental authority or is prohibited by, breaches, causes a default, terminates or allows others to terminate contracts, licenses, agreements, instruments or other documents giving rise to the property described above. In addition, the security interest may be subject to the effects of the laws of bankruptcy and fraudulent conveyance.
Payment of Principal, Interest and Premium
     On the maturity date, each holder will be entitled to receive on such date $1,000 in cash for each $1,000 in principal amount of notes, together with accrued and unpaid interest to, but not including, the maturity date. With respect to certificated notes, principal and interest will be payable at our office or agency in New York City, which initially will be the office or agency of the trustee in New York City. With respect to global notes, principal, interest (to the extent paid in cash) and premium, if any, will be paid to DTC in immediately available funds.
Interest
     The notes initially will bear interest at 12.00% and will be subject to reset quarterly at an annual rate equal to the Three-Month LIBOR Rate (defined below) plus 7.50% per year, provided that in no event will the annual rate be less than 9.00% or more than 12.00%. Interest will accrue from the date of issuance of the notes or from the most recent date to which interest has been paid or duly provided for. The Three-Month LIBOR Rate will be reset quarterly on each interest payment date (each of these dates is referred to as an “interest reset date”), beginning on January 15, 2009. We will pay interest quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, beginning on January 15, 2009, to holders of record at 5:00 p.m., New York time, on the preceding December 15, March 15, June 15 or September 15, respectively. However, we will not pay accrued interest on any notes when they are converted, except as described under “Additional Payment upon Voluntary Conversion Prior to Maturity of the Notes.”
     Interest is payable in cash, common stock or a combination of cash and common stock, at our option. If we elect to pay interest in common stock, the shares of common stock will be valued at 95% of the VWAP (as defined below) per share for the five trading days immediately preceding the first trading day (as defined below) prior to the interest payment date. We will provide holders notice of our election to pay interest in common stock instead of cash no later than the record date prior to such interest payment date. Interest is computed on the basis of a 360-day year consisting of twelve 30-day months. If a payment date is not a business day, payment will be made on the next succeeding business day and no additional interest will accrue thereon. Our ability to pay interest in common stock is subject to certain conditions set forth in the indenture. See “Limitations on Issuance of Additional Shares of Common Stock” for discussion regarding one of these conditions.

     “Trading Day” means any day on which the primary U.S. national securities exchange or market on which our common shares are listed or admitted for trading is scheduled to be open for trading. If the common shares are not so listed or admitted for trading, “trading day” shall mean a business day (as defined in the indenture).
     “Three-Month LIBOR Rate” means the rate for deposits in U.S. dollars for the three-month period commencing on the applicable interest reset date that appears on Reuters Screen LIBOR01 (as defined below) at approximately 11:00 a.m. (London time) on the second London banking day (as defined below) prior to the applicable interest reset date. If this rate does not appear on Reuters Screen LIBOR01, the calculation agent will determine the rate on the basis of the rates at which deposits in U.S. dollars are offered by four major banks in the London interbank market (selected by the calculation agent) at approximately 11:00 a.m. (London time) on the second London banking day prior to the applicable interest reset date to prime banks in the London interbank market for a period of three months commencing on that interest reset date and in a principal amount equal to an amount not less than $1,000,000 that is representative for a single transaction in such market at such time. In such case, the calculation agent will request the principal London office of each of the aforesaid major banks to provide a quotation of such rate. If at least two such quotations are provided, the rate for that interest reset date will be the arithmetic mean of the quotations, and, if fewer than two quotations are provided as requested, the rate for that interest reset date will be the arithmetic mean of the rates quoted by major banks in New York City, selected by the calculation agent, after consultation with us, at approximately 11:00 a.m., (New York time), on the second London banking day prior to the applicable interest reset date for loans in U.S. dollars to leading European banks for a period of three months commencing on that interest reset date and in a principal amount equal to an amount not less than $1,000,000 that is representative for a single transaction in such market at such time. If the banks so selected by the calculation agent are not quoting such rate as set forth in the prior sentence, the Three-Month LIBOR Rate for such interest determination date shall be the Three-Month LIBOR Rate determined in respect to the immediately preceding interest determination date.
     “London banking day” is any business day in which dealings in U.S. dollars are transacted in the London interbank market.
     “Reuters Screen LIBOR01 Page” means the display designated as the Reuters Screen LIBOR01 Page, or such other screen as may replace the Reuters Screen LIBOR01 Page on the service or any successor service as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for United States dollar deposits.
     “VWAP” means (as determined by us), for any security as of any date range, the volume-weighted average price for such security on the principal United States securities exchange on which such security is traded (which is currently the New York Stock Exchange with respect to our common stock) during the period beginning at 9:30 a.m. (New York time) (or such other time as such exchange publicly announces is the official open of trading), and ending at 4:00 p.m. (New York time) (or such other time as such exchange publicly announces is the official close of trading) as reported by Bloomberg Financial Markets (“Bloomberg”) through its “Volume at Price” functions (subject to adjustment to reflect stock dividends, stock splits, stock combinations or other similar transactions after the date of the Indenture) of such security pursuant to an individual transaction) or, if the foregoing does not apply, the volume weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30 a.m. (New York time) (or such other time as such exchange publicly announces is the official open of trading), and ending at 4:00 p.m. (New York time) (or such other time as such exchange publicly announces is the official close of trading) as reported by Bloomberg (subject to adjustment to reflect stock dividends, stock splits, stock combinations or other similar transactions after the date of the Indenture) of such security pursuant to an individual transaction, or if no volume weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and lowest closing ask price of any of the market makers for such in the over-the-counter market on that date as reported by Pink Sheets LLC or a similar organization. If the VWAP cannot be calculated for such security on such date on any of the foregoing bases, the VWAP of such security on such date shall be the fair market value as mutually determined by us and the holders of the notes representing a majority of the aggregate principal amount of the notes then outstanding.
     The calculation agent will, upon the request of the holder of any note, provide the interest rate then in effect. The calculation agent is initially The Bank of New York Mellon until such time as we appoint a successor calculation agent. All calculations made by the calculation agent in the absence of manifest error will be conclusive for all purposes and binding on us and the holders of the notes.
     All percentages resulting from any calculation of the interest rate with respect to the notes will be rounded, if necessary, to the nearest one-hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (for example, 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655) and 9.876544% (or .09876544) being rounded to 9.87654% (or .0987654)), and all dollar amounts in or resulting from any such calculation will be rounded to the nearest cent (with one-half cent being rounded upwards).
     All references to “interest” in this prospectus supplement are deemed to include additional interest, if any, payable as liquidated damages that accrues in connection with our failure to comply with our obligations under the indenture, if applicable, as described under “Events of Default; Notice and Waiver.”
     If we elect to make a payment in common stock instead of cash with respect to any payment under the terms of the indenture that permits such election, we will pay cash for any fractional shares at a rate equal to the VWAP per share for our common stock for the five trading days immediately preceding the first trading day prior to the relevant payment date.
Additional Payment upon Voluntary Conversion Prior to Maturity of the Notes
     If you elect to convert your notes at any time on or prior to maturity and before the fourth business day after actual or deemed receipt of a redemption notice from us, you will receive an additional payment upon conversion, payable in shares of our common stock, for each $1,000 principal amount of notes converted equal to the interest that would have accrued and been payable in respect of the outstanding principal balance of the notes subject to such voluntary conversion had such notes remained outstanding for the period commencing on the conversion date through the earlier to occur of (i) the fourth anniversary of the conversion date and (ii) October 15, 2013, in each case calculated at the interest rate applicable on the date of conversion. This means that we are obligated to pay an aggregate of 48 months of interest on the notes over the life of the notes, regardless of whether the notes are voluntarily converted prior to their maturity. The common shares you receive as an additional payment will be valued at the conversion rate. Our ability to make this additional payment in common stock is subject to certain conditions set forth in the indenture. See “Limitations on Issuance of Additional Shares of Common Stock” for information regarding one of these conditions.
Limitations on Issuance of Additional Shares at Prices Below Par Value
     If on any conversion date or interest payment date, the conversion price is less than the par value per share of our common stock, the conversion price with respect to the additional payment upon conversion payable on the conversion date or the payment of interest in shares on the interest payment date will be adjusted to equal the then-applicable par value of our common stock. On the conversion date or interest payment date, as applicable, we will pay the applicable holders an amount in cash equal to the product of:
•	the difference between the number of shares of our common stock that would have been issuable to such holder on that date using the then-applicable conversion price and the number of shares of our common stock issuable at the then-applicable par value; and

•	the VWAP per share of our common stock for the five trading days immediately preceding the first trading day prior to the applicable conversion date or interest payment date.
Limitations on Issuance of Additional Shares of Common Stock
     The aggregate number of shares of common stock that we may issue upon conversion, as payment of interest and as additional payments upon voluntary conversions by holders in respect of the notes will not exceed the maximum number of shares of common stock that we may issue with respect to the notes pursuant to the rules and regulations of the New York Stock Exchange (or any other principal United States securities market on which our common stock trades), which as of the date hereof is 110,166,876 shares, subject to adjustments for stock splits, stock dividends, combinations, capital reorganizations and similar events relating to our common stock.
     The limitation set forth above does not apply to issuances of our common stock if the issuances would otherwise be permitted (or not prohibited) by the applicable rules and regulations of the principal securities market on which our common stock is listed or traded or if stockholder approval for such issuances has been obtained, so long as the common shares to be issued would not be subject to any transfer restrictions under the Securities Act or require registration under the Securities Act or the approval of any other governmental authority under any state or federal law.
     If shares of our common stock that are to be issued in lieu of interest or any additional payment upon conversion would be subject to transfer restrictions under the Securities Act or require registration under the Securities Act or the approval of any other governmental authority under any state or federal law, then we will pay such interest or additional payment in cash (and, in the case of additional payment upon conversion, in an amount equal to the number of shares of common stock issuable on the applicable date of determination at the conversion price on such date multiplied by the VWAP per share for the common stock for the five trading days immediately preceding the first trading day prior to such date).
     To the extent that we are limited from issuing shares upon a voluntary conversion and as additional payment upon such conversion and in payment of interest, no shares of our common stock are issuable upon conversion or as an additional payment and any further payments by us of such additional payment or upon conversion, as applicable, in respect of the notes shall be in cash in an amount equal to the number of shares of our common stock that would have otherwise been issuable on the applicable date multiplied by the VWAP per share of our common stock for the five trading days immediately preceding the first trading day prior to this date.
     Notwithstanding the foregoing, no holder of notes will be entitled to convert its notes into shares of common stock to the extent (and only to the extent) that such conversion would cause such converting holder (including its affiliates) to become, directly or indirectly, a “beneficial owner” (within the meaning of Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of more than 9.99% of the shares of our common stock outstanding. Any purported delivery of shares of common stock upon conversion of notes shall be void and have no effect to the extent (but only to the extent) that such delivery would result in the converting holder (including its affiliates) becoming the beneficial owner of more than 9.99% of the shares of common stock outstanding. No holder of notes will be entitled, with or without our consent, to waive this restriction.
Covenants
     In addition to customary covenants, the indenture includes the covenants described below.
Exchange Listing
     During the term of the notes, we have agreed to maintain the listing or quotation of our common stock on the New York Stock Exchange, Nasdaq Global Select Market, Nasdaq Global Market or on another national securities exchange or market.

Certificates of Recoverable Gold and Silver
     We have agreed to deliver a certificate to the holders of notes within five business days after we file any quarterly report on Form 10-Q or any annual report on Form 10-K that sets forth the Estimated Value of Recoverable Gold (as defined below) and the Estimated Value of Recoverable Silver (as defined below) as of the last day of the prior fiscal quarter. The certificate also will include a calculation of the Resources/Principal Amount Ratio (as defined below) as of such day.
Restriction on Payments by Coeur Rochester
     We have agreed that we will not authorize and will not cause or permit Coeur Rochester to authorize, declare or pay, directly or indirectly, any dividends or make any loans or otherwise transfer cash to anyone (other than ordinary course distributions, transfers or other payments for taxes, payroll and other operating expenses incurred by Coeur Rochester) if:
•	the Resources/Principal Amount Ratio is less than one as of the last day of the prior fiscal quarter;

•	we conduct or publicly disclose an intention to conduct a reverse stock split of our common stock during the 30-day period beginning October 20, 2008; or

•	an event of default occurs and is continuing.
     “Estimated Recoverable Ounces of Gold Resources” means, as of any date of determination by us, the difference between (i) the Ounces of Contained Gold Resources (as defined below) multiplied by the Gold Recovery Rate (as defined below) and (ii) the number of ounces of gold, as disclosed in our most recently filed quarterly report on Form 10-Q or annual report on Form 10-K (whichever is more recent), produced at the Rochester Processing Facility since the beginning of the fiscal year covered by such report.
     “Estimated Recoverable Ounces of Silver Resources” means, as of any date of determination by us, the difference between (i) the Ounces of Contained Silver Resources (as defined below) multiplied by the Silver Recovery Rate (as defined below) and (ii) the number of ounces of silver, as disclosed in our most recently filed quarterly report on Form 10-Q or annual report on Form 10-K (whichever is more recent), produced at the Rochester Processing Facility (as defined below) since the beginning of the fiscal year covered by such report.
     “Resources/Principal Amount Ratio” means, as of any date of determination by us, a fraction, the numerator of which is the aggregate of the Estimated Value of Recoverable Gold and the Estimated Value of Recoverable Silver and the denominator of which is 150% of the outstanding principal amount of the notes as of the end of the fiscal quarter for which the required calculations are made.
     “Estimated Value of Recoverable Gold” means, as of any date of determination by us, an amount equal to the Estimated Recoverable Ounces of Gold Resources multiplied by the Average Gold Price (as defined below).
     “Estimated Value of Recoverable Silver” means, as of any date of determination by us, an amount equal to the Estimated Recoverable Ounces of Silver Resources multiplied by the Average Silver Price (as defined below).
     “Average Gold Price” means, as of any date of determination by us, the average daily London PM fix price per ounce of gold for the immediately preceding fiscal quarter.
     “Average Silver Price” means, as of any date of determination by us, the average daily London PM fix price per ounce of silver for the immediately preceding fiscal quarter.

     “Gold Recovery Rate” means, as of any determination date by us, the estimated ultimate recovery rate of gold at the Rochester Processing Facility, as disclosed in our annual report on Form 10-K for the fiscal year immediately prior to the fiscal year for which the required calculations are made.
     “Ounces of Contained Gold Resources” means the line item “ounces of gold per ton”, as disclosed under the heading “Year-end Mineralized Material” with respect to the Rochester Processing Facility in our annual report on Form 10-K for the fiscal year immediately prior to the fiscal year for which the required calculations are made, multiplied by the line item “tons” under such heading.
     “Ounces of Contained Silver Resources” means the line item “ounces of silver per ton”, as disclosed under the heading “Year-end Mineralized Material” with respect to the Rochester Processing Facility in our annual report on Form 10-K for the fiscal year immediately prior to the fiscal year for which the required calculations are made, multiplied by the line item “tons” under such heading.
     “Silver Recovery Rate” means, as of any date of determination by us, the estimated ultimate recovery rate of silver at the Rochester Processing Facility, as disclosed in our annual report on Form 10-K for the fiscal year immediately prior to the fiscal year for which the required calculations are made.
     “Rochester Processing Facility” means Coeur Rochester's ore processing facility located at Interstate 80 to Exit 119, 25 miles northeast of Lovelock, Nevada.
Optional Redemption
     The notes will be subject to redemption at our option on any date prior to the maturity date, in whole or from time to time in part, in $1,000 increments (provided that any remaining principal amount thereof shall be at least the minimum authorized denomination thereof). The notes will be redeemable in cash at a redemption price equal to the greater of (i) 100% of the principal amount of the notes to be redeemed and (ii) as determined by the Quotation Agent (as defined below) and delivered to the trustee in writing, the sum of the present values of the remaining scheduled payments of principal and interest (calculated at the interest rate applicable on the date of redemption) thereon due on any date after the date of redemption (excluding the portion of interest that will be accrued and unpaid to and including the date of redemption) discounted from their scheduled date of payment to the date of redemption (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 50 basis points plus accrued and unpaid interest, if any, thereon to the date of redemption.
     “Treasury Rate,” with respect to any date of redemption, means (as determined by us) the rate equal to the semiannual equivalent yield to maturity or interpolated (on a 30/360 day count basis) yield to maturity of the Comparable Treasury Issue (as defined below), assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price (as defined below) for such date of redemption.
     “Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized at the time of selection and in accordance with customary financial practice in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.
     “Comparable Treasury Price,” with respect to any date of redemption, means (i) the average of the Reference Treasury Dealer Quotations for such date of redemption, after excluding the highest and lowest such Reference Treasury Dealer Quotations (unless there is more than one highest or lowest quotation, in which case only one such highest and/or lowest quotation shall be excluded), or (ii) if the Quotation Agent obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.
     “Quotation Agent” means a Reference Treasury Dealer appointed as such agent by us.
     “Reference Treasury Dealer” means four primary U.S. government securities dealers in the United States selected by us.

     “Reference Treasury Dealer Quotations,” means, with respect to each Reference Treasury Dealer and any date of redemption, the average, as determined by the Quotation Agent, of the bid and offer prices at 11:00 a.m. (New York) time for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) for settlement on the date of redemption quoted in writing to the Quotation Agent by such Reference Treasury Dealer on the third business day preceding such date of redemption.
Conversion Rights
     Holders of notes issued on October 20, 2008 may convert each of their notes at an initial conversion rate equal to 869.5652 common shares per $1,000 principal amount of notes. Any notes issued after October 20, 2008 may have different initial conversion rates.
     If we have given a redemption notice electing to redeem the notes, then the notes may not be converted by the holder on or after the fourth business day after receipt of such redemption notice. The holder will be deemed to have received a redemption notice on the earlier of the business day after we file a current report on Form 8-K announcing the delivery of the redemption notice and five business days after the trustee delivers the redemption notice to the holders.
Adjustments of a Sum of Shares or Average Prices
     Whenever any provision of the indenture requires us to calculate a number of shares of common stock equal to a sum or an average of last reported sale price over multiple days, we will make appropriate adjustments to account for any event requiring adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex-dividend date (as defined below) or the effective date, as applicable, of the event occurs, at any time during the period over which the sum or average is to be calculated.
     “Ex-dividend date” means, in respect of a dividend or distribution to holders of our common stock, the first date upon which a sale of our common stock does not automatically transfer the right to receive the relevant dividend or distribution from the seller of our common stock to its buyer.
Conversion Procedures
Procedures to be Followed by a Holder
     If you hold a certificated note, to convert you must:
•	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

•	deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents; and

•	if required, pay all transfer or similar taxes.

     If you hold a beneficial interest in a global note, in order to exercise your conversion rights you must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, furnish appropriate endorsements and transfer documents and pay all transfer or similar taxes.
     The date you comply with all of these requirements is the “conversion date” under the indenture.
     If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of our common stock upon the conversion, unless the tax is due because the holder requests any shares to be issued in a name other than the holder’s name, in which case the holder must pay that tax.
Fractional Shares
     We will not issue fractional shares of our common stock upon conversion of notes. If a fractional share of common stock otherwise would be issuable upon conversion of the notes, we will pay to the holder of the notes an amount in cash for the fractional share at a rate equal to the VWAP per share for our common stock for the five trading days immediately preceding the trading day prior to the conversion date.
Conversion Rate Adjustments
     The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the notes participate, as a result of holding the notes, in any of the transactions described below without having to convert their notes as if they held the full number of shares underlying their notes.
     (1) If we issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination of our common stock, the conversion rate will be adjusted based on the following formula:
     where,
     CR0 = the conversion rate in effect immediately prior to the ex-dividend date for such dividend or distribution or the effective date of such share split or share combination;
     CR1 = the conversion rate in effect immediately after the opening of business on the ex-dividend date for such dividend or distribution or the effective date of such share split or share combination;
     OS0 = the number of shares of our common stock outstanding immediately prior to the ex-dividend date for such dividend or distribution or the effective date of such share split or share combination; and
     OS1 = the number of shares of our common stock outstanding immediately after, and solely as a result of, such event.
     Any adjustment made pursuant to this clause (1) shall become effective immediately after (x) the opening of business on the ex-dividend date for such dividend or distribution or (y) the effective date of such share split or share combination, as the case may be. If any dividend or distribution described in this clause (1) is declared but not so paid or made, the conversion rate shall be readjusted to the conversion rate that would then be in effect if such dividend or distribution had not been declared.
     (2) If we distribute to all or substantially all holders of our common stock any rights or warrants entitling them for a period of not more than 60 days to subscribe for or purchase shares of our common stock, at a price per share less than the current market price (as defined below) of our common stock, the conversion rate will be adjusted based on the following formula:
     where,
     CR0 = the conversion rate in effect immediately prior to the ex-dividend date;
     CR1 = the conversion rate in effect immediately after the opening of business on the ex-dividend date;
     OS0 = the number of shares of our common stock outstanding immediately prior to the ex-dividend date;
     X = the total number of shares of our common stock issuable pursuant to such rights or warrants; and
     Y = the number of shares of our common stock equal to the aggregate price payable to exercise such rights or warrants divided by the current market price.
     Any adjustment made pursuant to this clause (2) shall become effective immediately after the opening of business on the ex-dividend date for such distribution. In the event that such rights or warrants described in this clause (2) are not so distributed, the conversion rate shall be readjusted to the conversion rate that would then be in effect if the ex-dividend date for such distribution had not occurred. To the extent that such rights or warrants are not exercised prior to their expiration or shares of common stock are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, the conversion rate shall be readjusted to the conversion rate that would then be in effect had the adjustments made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of shares of common stock actually delivered. In determining the aggregate price payable for such shares of common stock, there shall be taken into account any consideration received for such rights or warrants, with the value of such consideration, if other than cash, to be determined by our board of directors.
     (3) If we distribute shares of our capital stock, rights to acquire our capital stock, evidences of our indebtedness, or other assets or property of ours to all or substantially all holders of our common stock, excluding
•	any dividends or distributions referred to in clause (1) above;

•	any rights or warrants referred to in clause (2) above;

•	any dividends or distributions referred to in clause (4) below;

•	any dividends and distributions in connection with a reclassification, change, consolidation, merger, conveyance, transfer, sale, lease or other disposition resulting in a change in the conversion consideration pursuant to the last paragraph in this subsection “Conversion Rate Adjustments;”

•	any spin-off to which the provisions set forth below in this clause (3) shall apply, then the conversion rate will be adjusted based on the following formula:

     where,
     CR0 = the conversion rate in effect immediately prior to the ex-dividend date;
     CR1 = the conversion rate in effect immediately after the opening of business on the ex-dividend date;
     SP0 = the current market price; and
     FMV = the fair market value (as determined by our board of directors), on the ex-dividend date, of the shares of our capital stock, rights to acquire our capital stock, evidences of our indebtedness or other assets or property of ours so distributed, expressed as an amount per share of our common stock.
     With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series of or similar equity interest in a subsidiary or other business unit of ours, which we refer to as a “spin-off,” that are or, when issued, will be listed on the New York Stock Exchange, Nasdaq Global Select Market, Nasdaq Global Market or any other national or regional securities exchange or market, the conversion rate will instead be adjusted based on the following formula:
     where,
     CR0 = the conversion rate in effect immediately prior to the end of the valuation period (as defined below);
     CR1 = the conversion rate in effect immediately after the end of the valuation period;
     FMV0 = the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the first ten consecutive trading-day period commencing on, and including, the effective date of the spin-off (the “valuation period”); and
     MP0 = the average of the last reported sale prices of our common stock over the valuation period.
     The adjustment to the conversion rate under the preceding paragraph will occur immediately following the last day of the valuation period; provided that in respect of any conversion during the valuation period, references with respect to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the effective date of such spin-off and the conversion date in determining the conversion rate.
     Any other adjustment made pursuant to this clause (3) shall become effective immediately after the opening of business on the ex-dividend date for such dividend or distribution. In the event that such dividend or distribution described in this clause (3) is not so made, the conversion rate shall be readjusted to be the conversion rate which would then be in effect if such dividend or distribution had not been declared.
     (4) If we pay any cash dividend or distribution to all or substantially all holders of our common stock, the conversion rate will be adjusted based on the following formula:

     where,
     CR0 = the conversion rate in effect immediately prior to the ex-dividend date;
     CR1 = the conversion rate in effect immediately after the opening of business on the ex-dividend date;
     SP0 = the current market price; and
     C = the amount in cash per share we distribute to holders of our common stock.
     Any adjustment made pursuant to this clause (4) shall become effective immediately after the opening of business on the ex-dividend date for such dividend or distribution. In the event that any distribution described in this clause (4) is not so made, the conversion rate shall be readjusted to be the conversion rate which would then be in effect if such dividend or distribution had not been declared.
     (5) If we or any of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the last reported sale price of our common stock on the trading day immediately succeeding the last date (the “expiration date”) on which tenders or exchanges may be made pursuant to such tender offer or exchange offer, the conversion rate will be adjusted based on the following formula:
     where,
     CR0 = the conversion rate in effect at the close of business on the expiration date;
     CR1 = the conversion rate in effect immediately after the expiration date;
     FMV = the fair market value (as determined by our board of directors), on the expiration date, of the aggregate value of all cash and any other consideration paid or payable for shares validly tendered or exchanged and not withdrawn as of the expiration date;
     OS1 = the number of shares of our common stock outstanding immediately after the last time tenders or exchanges may be made pursuant to such tender offer or exchange offer (the “expiration time”);
     OS0 = the number of shares of our common stock outstanding immediately prior to the expiration time; and
     SP1 = the last reported sale price of our common stock on the trading day immediately succeeding the expiration date.
     Any adjustment made pursuant to this clause (5) shall become effective immediately prior to the opening of business on the trading day immediately succeeding the expiration date. In the event that we are, or one of our subsidiaries is, obligated to purchase shares of our common stock pursuant to any such tender offer or exchange offer, but we are, or such subsidiary is, permanently prevented by applicable law, or otherwise, from effecting any such purchases, or all such purchases are rescinded, then the conversion rate shall be adjusted to be the conversion rate which would then be in effect if such tender offer or exchange offer had not been made. Except as set forth in the preceding sentence, if the application of this clause (5) to any tender offer or exchange offer would result in a decrease in the conversion rate, no adjustment shall be made for such tender offer or exchange offer under this clause (5).
     (6) If we announce or effect a reverse stock split of our common stock, the conversion rate will be adjusted first as provided in clause (1) above, second will be adjusted as provided in (i) below and third will be adjusted as provided in (ii) below:
     (i) Following the expiration of the announcement period (as defined below), by multiplying the existing conversion rate by the greater of: (i) one and (ii) a fraction, the numerator of which is the market capitalization of our common stock prior to the announcement of the reverse stock split (calculated as a product of (w) the VWAP per share of our common stock for the five trading day period ending on the earlier of (a) the date that we publicly disclose our intention to effectuate (or consider) the reverse stock split through a press release, proxy materials or other means and (b) the date that we publicly disclose that we have received any notice or other communication from the New York Stock Exchange to the effect that our common stock will be de-listed and (x) the average number of shares of common stock outstanding for such five trading day period) and the denominator of which is the market capitalization of our common stock after the announcement of the reverse stock split (calculated as a product of (y) the VWAP per share of our common stock for the five trading day period beginning the trading day following the announcement of the reverse stock split (such period being the “announcement period”) and (z) the average number of shares of common stock outstanding during the announcement period).
     (ii) Following the expiration of the effectuation period (as defined below), by multiplying the then existing conversion rate by the greater of: (i) one and (ii) a fraction, the numerator of which is the market capitalization of our common stock prior to the effectuation of the reverse stock split (calculated as a product of (w) the VWAP per share of our common stock for the five trading day period ending on the trading day prior to the date the reverse stock split is effectuated and (x) the average number of shares of common stock outstanding for such five day period) and the denominator of which is the market capitalization of our common stock after the effectuation of the reverse stock split (calculated as a product of (y) the VWAP per share of our common stock for the five trading day period beginning the trading day following the effectuation of the reverse stock split (such period being the “effectuation period”) and (z) the average number of shares of common stock outstanding during the effectuation period).
     (7) If on the Reset Date (as defined below), the SLV Ratio (as defined below) multiplied by 0.9 exceeds the Common Stock Ratio (as defined below), then the conversion rate shall be the greater of (i) the conversion rate in effect immediately prior to the Reset Date and (ii) 1,000 divided by 115% of the VWAP per share of our common stock for the Reset Period (as defined below).
     For a description of certain possible tax consequences to holders of notes in the event a conversion rate adjustment is triggered, see “Certain United States Federal Income Tax Consequences—Adjustments of the Conversion Ratio.”
     “Common Stock Ratio” means a fraction, the numerator of which is the VWAP per share for our common stock for the Reset Period, and the denominator of which is the VWAP per share for our common stock on the Trigger Date.
     “Earnings Release Date” means the date on which we announce our financial results for the quarter ended September 30, 2008.
     “Reset Date” means the last day of the Reset Period.

     “Reset Period” means the five trading day period beginning on the trading day after the Trigger Date.
     “SLV Ratio” as determined by us, means a fraction, the numerator of which is the VWAP per share for the SLV Trust for the Reset Period and the denominator of which is the VWAP per share for the SLV Trust on the Trigger Date.
     “SLV Trust” means the iShares Silver Trust, listed on the AMEX, with ticker symbol SLV.
     “Trigger Date” means: (i) if the Earnings Release Date is not a trading day, or if the Earnings Release Date is a trading day and we announce our financial results for the quarter ended September 30, 2008 prior to the opening of trading on the New York Stock Exchange, the Trigger Date will be the trading day prior to the Earnings Release Date; or (ii) if the Earnings Release Date is a trading day and we announce our financial results for the quarter ended September 30, 2008, after the opening of trading on the New York Stock Exchange, the Trigger Date will be the Earnings Release Date.
     For purposes of clauses (2), (3) and (4) above, “current market price” means the VWAP per share of our common stock for the ten consecutive trading day period ending on the trading day immediately preceding the date of announcement of such transaction (in the case of clause (2)) or the ex-dividend date (in all other cases) for the distribution requiring such computation.
     Upon any conversion of the notes, a holder will receive, in addition to shares of our common stock, the rights under our shareholder rights agreement, dated as of May 11, 1999, and any subsequent similar rights plan, unless, prior to any conversion, the rights provided for in our shareholder rights agreement or any subsequent similar rights plan have separated from our common stock in accordance with the provisions of the rights agreement so that the holders of the notes would not be entitled to receive any rights in respect of shares of our common stock issuable upon conversion of the notes, in which case the conversion price will be adjusted as provided in clause (3) above, subject to readjustment in the event of expiration, termination or redemption of the rights. In lieu of any such adjustment, we may amend our rights agreement to provide that upon conversion of the notes, the holder will receive, in addition to cash and shares of our common stock issuable upon such conversion, the rights that would have attached to such shares of our common stock if the rights had not become separated from our common stock under our rights agreement. See “Description of Capital Stock—Preferred Stock” in the accompanying prospectus. A further adjustment will occur as described in clause (3) above if such rights become exercisable to purchase different securities, evidences of indebtedness or assets, subject to readjustment in the event of the expiration, termination or redemption of such rights.
     Except with respect to a spin-off, in cases where the fair market value of assets, debt securities or certain rights, warrants or options to purchase our securities, applicable to one share of our common stock, distributed to stockholders:
•	equals or exceeds the average of the last reported sale prices of our common stock over the ten consecutive trading day period ending on the record date for such distribution, or

•	such average last reported sale price exceeds the fair market value of such assets, debt securities or rights, warrants or options so distributed by less than $0.25, rather than being entitled to an adjustment in the conversion rate, the holder of a note will be entitled to receive upon conversion, in addition to shares of common stock, the kind and amount of assets, debt securities or rights, warrants or options comprising the distribution, if any, that such holder would have received if such holder had held the full number of shares of common stock underlying its notes immediately prior to the ex-dividend date for determining the stockholders entitled to receive the distribution.

     Notwithstanding the foregoing, we will not make any adjustment if holders may participate in the transaction as a result of holding the notes, without having to convert their notes, as if they held the full number of shares of common stock underlying their notes.
     In addition, if on any conversion date the conversion rate would result in a conversion price below the par value per share of our common stock, the conversion rate with respect to the notes being converted will be adjusted to equal the amount obtained by dividing 1,000 by the then-applicable par value of our common stock. On the date of such a conversion, we will pay the converting holders an amount in cash equal to the product of:
•	the difference between the number of shares of our common stock that would have been issuable to such holder on that date and the number of shares of our common stock actually issued on that date at the par value of our common stock; and

•	the VWAP per share of our common stock for the five trading days immediately preceding the first trading prior to the applicable conversion date.

In addition, the conversion rate will not be adjusted:

•	upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•	upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries; or

•	for a change in the par value of our common stock.
     We are permitted to increase the conversion rate of the notes by any amount for a period of at least 20 business days if our board of directors determines that such increase would be in our best interest. We may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.
     A holder may, in some circumstances, including the distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. For a discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate, see “Certain United States Federal Income Tax Consequences.”
     Adjustments to the conversion rate will be calculated to the nearest 1/10,000th of a share. We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate and make such carried forward adjustments, regardless of whether aggregate adjustment is less than 1%, within one year of the first such adjustment carried forward or on the 35th trading day preceding the maturity date.
     In the event of:
•	any reclassification of our common stock; or

•	a consolidation, merger or combination involving us; or

•	a conveyance, transfer, sale, lease or other disposition to another person of all or substantially all of our property and assets in which holders of our common stock received cash, securities or other property in exchange for their shares of common stock, the notes will become convertible based on the type and amount of consideration the holders of our common stock received in such reclassification, consolidation, merger, combination, conveyance, transfer, sale, lease or other disposition. For purposes of the foregoing, the type and amount of consideration that a holder of our common stock received in the case of reclassifications, consolidations, mergers, combinations, conveyances, transfers, sales, leases or other dispositions that cause our common stock to be exchanged for more than a single type of consideration (determined based in part upon any form of stockholder election) will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively made such an election.
Consolidation, Merger and Sale of Assets
     We may, without the consent of the holders of any of the notes, consolidate with or merge into any other person or convey, transfer or lease our properties and assets substantially as an entirety to any other person, if:
•	we are the resulting or surviving corporation or the successor, transferee or lessee, if other than us, is a corporation or limited liability company organized and validly existing under the laws of any U.S. jurisdiction and expressly assumes our obligations under the indenture and the notes by means of a supplemental indenture entered into with the trustee; and

•	after giving effect to the transaction, no event of default and no event that, with notice or lapse of time, or both, would constitute an event of default, shall have occurred and be continuing.
     Under any consolidation, merger or any conveyance, transfer or lease of our properties and assets substantially as an entirety as described in the preceding paragraph, the successor company will be our successor and shall succeed to, and be substituted for, and may exercise every right and power of, Coeur under the indenture. If the predecessor is still in existence after the transaction, it will be discharged from its obligations and covenants under the indenture and the notes, except in the case of a lease of our properties and assets substantially as an entirety.
Events of Default; Notice and Waiver
     Each of the following is an event of default:
(1)	if we fail to pay interest on any notes when it becomes due and payable and the default continues for a period of 30 days;

(2)	if we fail to pay the principal on any notes, when it becomes due and payable, at maturity, upon acceleration, upon redemption or otherwise;

(3)	if we fail to observe or perform or breach any other covenant or agreement contained in the indenture (other than a failure to comply with any covenant or agreement contained in Section 314(a)(1) of the Trust Indenture Act or the failure to comply with covenants and agreements to deliver SEC reports to the trustee) that continues for a period of 60 days after we received written notice specifying the default (and demanding that such default be remedied) from the trustee or the holders of at least 25% of the outstanding principal amount of the notes (except in the case of our default with respect to the “Merger, Consolidation and Sale of Assets” covenant, which will constitute an event of default with such notice requirement but without such passage of time requirement);

(4)	if we fail to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any of our or our subsidiaries’ indebtedness, or the acceleration of the final stated maturity of any such indebtedness if the aggregate principal amount of such indebtedness after a default thereunder, together with the principal amount of any other such indebtedness in default for failure to pay principal at final maturity or that has been so accelerated, aggregates $25 million or more at any time;

(5)	one or more judgments in an aggregate amount in excess of $25 million shall have been rendered against us or any of our subsidiaries and remain undischarged, unpaid or unstayed for a period of 60 days after the judgment or judgments become final and nonappealable; and

(6)	certain events of bankruptcy affecting us or any of our significant subsidiaries.
     The events of default described in clauses (4), (5) and (6) above with respect to a subsidiary shall not apply if that person was not a subsidiary at the time such event or condition occurred unless we or another of our subsidiaries assumes or otherwise becomes liable for the liability referred to therein or the liabilities generally of such person.
     It shall not be an event of default if we fail to perform or comply with, or breach, any covenant or agreement to deliver SEC Reports to the trustee or contained in Section 314(a)(1) of the Trust Indenture Act. Remedies against us for these failures or breaches will be limited to liquidated damages and holders of the notes shall not have any right to accelerate the maturity of the debt securities as a result of any such failure or breach. In the event of such a failure or breach, we will pay liquidated damages to all holders of the notes, at a rate per year equal to 0.25% of the outstanding principal amount of such notes from the 60th day following notice of the breach to and including the 150th day following such notice and at a rate per year of 0.50% of the principal amount of such securities from and including the 151st day following such notice, until such breach is cured.
     If an event of default shall occur and be continuing, the trustee may, and at the request of the holders of at least 25% in principal amount of outstanding notes shall, declare the principal of and accrued interest on all the notes to be due and payable by written notice to us and, if it is given at the request of the holders, the trustee must specify the respective event of default and that it is a notice of acceleration (the “Acceleration Notice”). Upon delivery of an Acceleration Notice, the principal of and accrued interest on all the notes shall become immediately due and payable and the trustee may exercise certain rights and remedies provided to it.
     The trustee may withhold notice to the holders of notes of any default, except a default in payment of principal or any premium or interest with respect to the notes, if the trustee considers it in the interest of the holders of notes to do so.
     The holders of a majority of the outstanding principal amount of the notes will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the trustee with respect to the notes, subject to limitations specified in the indenture, and may rescind and cancel an acceleration and its consequences in certain circumstances.
Global Notes and Book-Entry System
     The notes initially will be issued in certificated form. Any holder may elect to surrender a certificated note in exchange for a global note, provided that any and all of the DTC’s requirements with respect thereto are satisfied and the holder delivers the documents required by the indenture.

     The notes may also be issued in the form of one or more global notes. The global notes will be deposited with, or on behalf of, DTC and registered in the name of DTC or its nominee, who will be the global notes holder. Except as set forth in this prospectus supplement and the accompanying prospectus, the global notes may be transferred, in whole and not in part, only to DTC or another nominee of DTC. Investors may hold their beneficial interests in the global notes directly through DTC if they are participating organizations or “participants” in such system or indirectly through organizations that are participants in such system.
Transfer and Exchange
     A holder will be able to transfer or exchange notes only in accordance with the indenture. The registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the indenture.
Amendment, Supplement and Waiver
     Without the consent of any holder, we and the trustee may amend or supplement the indenture or the notes to:
•	add to our covenants, agreements and obligations for the benefit of the holders of notes or to surrender any right or power conferred by the indenture upon us;

•	evidence the assumption by a successor corporation or limited liability company of our obligations under the indenture and the notes;

•	appoint a successor trustee with respect to the notes and to add to or change any provision of the indenture as is necessary to provide for or facilitate the administration of any trusts created pursuant to the indenture by more than one trustee;

•	establish the form or terms of and provide for any series of unissued debt securities including any additional notes;

•	provide that specific provisions of the indenture will not apply to a particular series of unissued debt securities;

•	provide for uncertificated notes in addition to or in place of certificated notes;

•	cure any ambiguity, omission, defect or inconsistency; or

•	make any change that does not adversely affect the legal rights of any holder of notes.
     With the exceptions discussed below, we and the trustee may amend or supplement the indenture or the notes with the consent of the holders of at least a majority in principal amount of the notes then outstanding. In addition, the holders of a majority in principal amount of the notes then outstanding may waive any existing default under, or compliance with, any provision of the indenture relating to the notes, other than any default or event of default in payment of any amount of interest, principal, premium, if any, or additional interest. These consents and waivers may be obtained in connection with a tender offer or exchange offer for the notes.
     Without the consent of each holder affected, we and the trustee may not:
•	reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or change the time for payment of interest;

•	make any change that impairs or adversely affects the conversion rights of any holder of the notes;

•	reduce the principal of or extend the maturity of the notes or alter or waive any of the provisions with respect to the redemption of the notes;

•	make any note payable in currency other than that stated in the notes;

•	modify certain provisions of the indenture relating to waivers that require the consent of holders and to acceleration;

•	modify the provision confirming that the rights of holders to receive payment of principal and interest with respect to any note on or after the respective due dates or to bring suit to enforce such payment on or after such respective dates shall not be impaired or affected;

•	adversely modify the ranking or priority of the notes; or

•	waive a default or event of default in the payment of interest on, principal of, premium, if any, or additional interest on any notes.
     The right of any holder to participate in any consent required or sought pursuant to any provision of the indenture and our obligation to obtain any consent otherwise required from that holder may be subject to the requirement that the holder shall have been the holder of record of notes with respect to which the consent is required or sought as of a date identified by the trustee in a notice furnished to holders in accordance with the indenture.
Discharge
     We may satisfy and discharge our obligations under the indenture by delivering to the securities registrar for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at stated maturity or upon conversion or otherwise, cash or shares of common stock sufficient to pay all of the outstanding notes and paying all other sums payable by us under the indenture. Such discharge is subject to terms contained in the indenture.
Repurchase and Cancellation
     We may, to the extent permitted by law, repurchase any notes in the open market or by tender offer at any price or by private agreement. Any notes repurchased by us may, at our option, be surrendered to the trustee for cancellation, but may not be reissued or resold by us. Any notes surrendered for cancellation may not be reissued or resold and will be promptly cancelled at our direction.
SEC Reports
     Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, we will file with the SEC and, if requested, furnish to the trustee and to the holders of notes, within the time periods specified in the SEC’s rules and regulations, all copies of our annual reports on Form 10-K and of the information, documents and other reports which we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, including in the case of annual reports and quarterly reports, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to annual information only, a report on our Form 10-K by our certified independent accountants.

Information Concerning the Trustee
     We have appointed The Bank of New York Mellon, the trustee under the indenture, as paying agent, conversion agent, collateral agent, bid solicitation agent, notes registrar and custodian for the notes. The trustee or its affiliates may also provide other services to us in the ordinary course of their business. The indenture contains certain limitations on the rights of the trustee, if it or any of its affiliates is then our creditor, to obtain payment of claims in certain cases or to realize on certain property received on any claim as security or otherwise. The trustee and its affiliates will be permitted to engage in other transactions with us. However, if the trustee or any affiliate continues to have any conflicting interest and a default occurs with respect to the notes, the trustee must eliminate such conflict or resign.
No Stockholder Rights for Holders of Notes
     Holders of the notes, as such, will not have any rights as stockholders of Coeur (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock).
No Personal Liability of Directors, Officers, Employees and Stockholders
     The indenture provides that as a condition of, and consideration for, acceptance of the notes, all holders will waive and release the incorporators, stockholders, officers and directors of us, our predecessors and successors (which we refer to as our agents) of personal liability because of the creation of the notes. No recourse for any obligation, covenant or agreement of the indenture, or of the notes, or for any claim based on them will exist against our agents.
Governing Law
     The indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York.
Calculations in Respect of Notes
     Except for the calculation of interest on the notes, as described under “Interest,” we will be responsible for making all calculations called for under the notes. We will make all these calculations, in good faith, and, absent manifest error, our calculations will be final and binding on holders of notes. Upon request, we will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.

DESCRIPTION OF WARRANT
     The warrant entitles the registered holder to purchase up to $25,000,000 principal amount of our Senior Secured Floating Rate Convertible Notes due 2012 at a price equal to 81.5% of the aggregate principal amount of the notes. The notes issuable upon exercise of the warrant shall have the terms described under “Description of Notes.”
     The warrant may be exercised beginning at 9:00 a.m., New York time, on February 7, 2009 and will expire at 5:00 p.m., New York time, on March 9, 2009. However, a holder of the warrant may not exercise the warrant to the extent that conversion of the notes that the common shares received upon conversion would make the holder become, directly or indirectly, a “beneficial owner” (within the meaning of Section 13(d) of the Exchange Act and related rules and regulations) of more than 9.99% of the shares of our common stock outstanding at that time. An attempted delivery of shares of common stock upon conversion of the notes will be void to the extent that the delivery would cause the converting holder to become the beneficial owner of more than 9.99% of the shares of our common stock outstanding at that time. No holder of notes will be entitled, with or without our consent, to waive this restriction.
     The warrant will be issued in registered form. You should review a copy of the warrant, which we will file with the SEC as an exhibit to a current report on Form 8-K, for a complete description of the terms and conditions of the warrant.
     The holder of the warrant must to notify us before transferring the warrant in whole or in part.
     The warrant may be exercised upon surrender on or prior to the expiration date at our offices, with the exercise form attached to the warrant as an annex completed and executed as indicated, accompanied by full payment, by certified check or wire transfer payable to us, of the exercise price for the aggregate principal amount of notes being purchased, subject to the condition that neither the holder of the warrant nor any of its affiliates have an open short position in our common stock during the 10 trading days prior to exercise of the warrant. Holders may not exercise the warrant in more than two parts. It is a condition to the exercise of the warrant that the holder has not held an open short position on our common stock during the 10 days prior to exercise of the warrant.
     The conversion price for the notes issuable upon exercise of the warrant will be equal to the lowest of (i) the conversion price for the notes issued hereby on the date of issue, (ii) 115% of the VWAP of the common stock on the trading day prior to the closing date for the exercise of the warrant and (iii) 115% of the eight-day VWAP for the common stock during the period ending on the trading day prior to the closing date for the exercise of the warrant.
     Warrant holders do not have the rights or privileges of holders of notes, including the right to receive the payment of principal or interest, until the warrant is exercised and the notes subject to the warrant have been issued.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
     The following is a summary of material United States federal income tax considerations relating to the acquisition, ownership and disposition of the $50 million aggregate principal amount of the notes issued pursuant to this offering (the “original notes”), the warrant to purchase an additional $25 million aggregate principal amount of notes (the “additional notes”, and collectively with the original notes, the “notes”), the additional notes and shares of our common stock, in each case by holders acquiring the notes pursuant to this offering, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), regulations, rulings and judicial decisions as of the date hereof. These authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service (“IRS”) or an opinion of counsel with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.
     This summary assumes that the notes and any shares of our common stock are held as capital assets for United States federal income tax purposes. This summary does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address tax considerations that may be relevant to holders in light of their particular circumstances, or to holders that may be subject to special tax rules, including, without limitation:
•	holders subject to the alternative minimum tax;

•	banks;

•	tax-exempt organizations;

•	insurance companies;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	financial institutions;

•	U.S. holders (as defined below) whose “functional currency” is not the U.S. dollar;

•	persons that will hold the notes or our common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction;

•	persons deemed to sell the notes or our common stock under the constructive sale provisions of the Code; or

•	persons subject to the Code provisions applicable to certain United States expatriates.
     If a partnership holds notes or our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. This summary does not address the particular tax consequences of holding notes through a partnership. If you are a partner of a partnership holding our notes, you should consult your tax advisor.
     THIS SUMMARY OF CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE APPLICATION OF UNITED STATES FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE UNITED STATES FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Consequences to U.S. Holders
     The following is a summary of the material United States federal income tax consequences that will apply to you if you are a U.S. holder of the notes. Certain consequences to “non-U.S. holders” of the notes are described under “Consequences to Non-U.S. Holders” below. “U.S. holder” means a beneficial owner of a note that is for U.S. federal income tax purposes:
•	a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision of the United States;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust (1) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (2) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.
Investment Unit
     In connection with the issuance of the original notes, we will issue a warrant to purchase the additional notes. We believe that the original notes and the warrant will be treated as an “investment unit” for United States federal income tax purposes. Consequently, the aggregate issue price of such unit must be allocated between the notes and the warrant in proportion to their respective fair market values at the time of purchase. For these purposes, we intend to take the position that (i) the aggregate issue price of the units (the first price at which a substantial amount of the notes and warrant are sold for money) will be $40,737,000 and (ii) the fair market value of the warrant is $25,000, and the fair market value of the original notes, and hence the aggregate issue price of the original notes, will be $40,712,000 (or $814.25 issue price for each $1,000 note). Our position regarding the allocation of aggregate issue price to the notes will be binding on a U.S. holder (but not on the IRS) unless such holder explicitly discloses a contrary position on a statement attached to the holder’s timely filed United States federal income tax return for the taxable year in which the original notes are acquired. The remainder of this summary assumes the allocation of aggregate issue price to the notes as described above is respected for United States federal income tax purposes.
Original Notes
     As described above, the issue price of the original notes will be $40,712,000, or $814.25 for each $1,000 note. As a result, each original note will be considered to be issued with original issue discount (“OID”) equal to the excess of the “stated redemption price at maturity” of the original note over its issue price. If an original note is treated as being issued with more than a de minimis amount of OID, you generally will be required to include that OID in income (as ordinary interest income) before receipt of the cash or other payments attributable to such income, regardless of your regular method of tax accounting. A debt instrument is considered issued with more than a de minimis amount of OID if the debt instrument’s stated redemption price at maturity exceeds its issue price by more than the product of 25 basis points (0.25%) multiplied by the number of complete years from the debt instrument’s issue date until its maturity. For purposes of the foregoing, the general rule is that the stated redemption price at maturity of a debt instrument is the sum of all payments provided by the debt instrument other than payments of “qualified stated interest.”
     We intend to take the position that the stated interest on the original notes constitutes qualified stated interest, which is stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single qualified floating rate (such as LIBOR), or a rate based on a single qualified floating rate (such as a multiple of a single qualified floating rate). Therefore, any cash and the fair market value of any common stock received on account of the stated interest will be taxed as ordinary interest income at the time it is paid or accrues in accordance with your regular method of accounting for tax purposes. The basis in any shares of common stock received on account of accrued interest would equal the fair market value of such shares when received. The holding period for any shares of common stock attributable to accrued interest would begin the day after the date of receipt.
     Because the original notes are being treated as issued with more than a de minimis amount of OID, the amount of OID includible in income by you would be the sum of the “daily portions” of OID with respect to the original notes for each day during the taxable year or portion of the taxable year in which you hold the original notes. The daily portion would be determined by allocating to each day in any accrual period a pro rata portion of the OID allocable to that accrual period. The amount of OID allocable to any accrual period would be equal to:
•	the product of the original note’s “adjusted issue price” at the beginning of the accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period, and properly adjusted for the length of the accrual period), less

•	the qualified stated interest allocable to such period.
     The adjusted issue price of an original note at the beginning of any accrual period is equal to its issue price increased by the aggregate amount of OID previously accrued on the note for all prior accrual periods and decreased by any payments, other than payments of qualified stated interest, made on the original notes on or before the first day of the accrual period. OID allocable to the final accrual period is the difference between the amount payable at maturity of the original notes and the original notes’ adjusted issue price at the beginning of the final accrual period.
     Under the foregoing rules, you would be required to include in gross income increasingly greater amounts of OID in each successive accrual period. Your tax basis in the original notes would be increased by the amount of OID you include in gross income and will be decreased by the amount of any payments you receive with respect to the original notes, other than payments of qualified stated interest.
     We will provide certain information to the IRS and will furnish annually to record U.S. holders of the original notes (other than certain exempt holders, including, in particular, corporations) information with respect to OID accruing, if any, on the original notes during the taxable year.
Additional Notes
     The additional notes may not be treated as part of the same issue as the original notes for United States federal income tax purposes and, therefore, the United States federal income tax consequences of acquiring, holding and disposing of additional notes would be determined independently from those of the original notes. The issue price of the additional notes, if issued, would be the sum of the price paid for such notes and the portion of the aggregate issue price of the original notes allocated to the warrant as described above. Because the additional notes, if issued, will be treated as issued with more than a de minimis amount of OID, the tax consequences of acquiring, owning and disposing of the additional notes will be the same as those of the original notes.
Payments Contingent upon Early Conversion or Optional Redemption
     If the amount or timing of any payments on a note is contingent, the note could be subject to special rules that apply to contingent payment debt instruments. These rules may require a holder to accrue interest income at a rate higher than the rates described in this section and require the holder to treat as ordinary income, rather than capital gain, any gain recognized on the disposition of a note before the resolution of the contingencies. If a holder voluntarily converts a note or if we exercise our right to redeem the notes prior to the maturity date, each holder may be entitled to receive upon conversion or redemption a payment which may be in excess of stated principal and interest. See “Description of

Notes—Additional Payment Upon Voluntary Conversion Prior to Maturity of the Notes” and “Description of Notes—Optional Redemption.” We do not believe that the notes should be treated as contingent payment debt instruments because of these potential payments. Therefore, for purposes of filing tax or information returns with the IRS, we will not treat the notes as contingent payment debt instruments, and the discussion in this summary reflects this position. The IRS may disagree with our treatment of the notes and assert that the notes should be treated as contingent payment debt instruments with the consequences described above.
Market Discount
     If you acquire the note for an amount that is less than its adjusted issue price (which generally is equal to the issue price of the note decreased by any payments, other than payments of qualified stated interest, made on the note on or before the first day of the acquisition date), the amount of such difference is treated as “market discount” for United States federal income tax purposes, unless such difference is less than 1/4 of one percent of the stated principal amount multiplied by the remaining number of complete years to maturity from the date of the acquisition.
     If you purchase a note with market discount, you generally will be required to treat any principal payment, any payment that is not qualified stated interest, or any gain upon the sale, exchange or retirement (including redemption or repurchase) of a note, as ordinary income to the extent of the accrued market discount on the note that you have not previously included in gross income. If you dispose of the note in certain otherwise non-taxable transactions, you will be required to include accrued market discount in gross income as if you had sold the note at its then fair market value. If a note with accrued market discount that has not previously been included in gross income is converted into common stock pursuant to the conversion feature, the amount of such accrued market discount not previously included in gross income generally will be taxable as ordinary income upon disposition of the common stock received upon conversion. You may be required to defer, until the maturity of the note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry a note with market discount.
     In general, any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless you elect to accrue under a constant yield method. You may elect to include market discount in gross income currently as it accrues (on either a ratable or constant yield method), rather than on disposition of the note, in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in gross income on an accrual basis, once made, applies to all market discount obligations you acquire on or after the first day of the first taxable year to which the election applies, and is irrevocable without the consent of the IRS. Your tax basis in the notes will be increased by the amount of any market discount included in your gross income under such an election.
Amortizable Bond Premium
     If you purchase a note for an amount that, when reduced by the value of the conversion feature, is in excess of the sum of all amounts payable on the note other than payments of qualified stated interest, you will be considered to have purchased the note at a “premium.” The value of the conversion feature is the excess, if any, of the note’s purchase price over what the note’s fair market value would be if there were no conversion feature (determined under any reasonable method). If you purchase a note at a premium, you will not be required to include any OID in gross income. If the amount of premium exceeds the amount of OID on the note, the excess will be treated as “amortizable bond premium” and you may elect to amortize the bond premium as an offset to qualified stated interest using a constant yield method similar to that described above under “Original Notes” over the remaining term of the note, subject to special rules that apply to debt instruments with early call dates. If you elect to amortize bond premium, your tax basis in the note will be reduced by the amount of allowable amortization. The election to amortize bond premium applies to all taxable debt obligations you hold during or after the taxable year for which you make the election, and is irrevocable without the consent of the IRS.
Acquisition Premium
     If a secondary purchaser buys notes from the original purchaser for a price that is (i) less than or equal to the sum of all amounts payable on the note after the purchase date other than payments of qualified stated interest and (ii) greater than the additional note’s adjusted issue price (as described above under “—Original Notes”), the amount of the difference described in clause (ii) is treated as “acquisition premium” for United States federal income tax purposes. If you purchase a note at an acquisition premium, you may reduce the amount of OID otherwise includible in your gross income during any day in an accrual period by a fraction. The numerator of this fraction is the excess of the adjusted tax basis of the additional note immediately after its acquisition over the adjusted issue price of the note. The denominator of the fraction is the excess of the sum of all amounts payable on the note after the purchase date, other than payments of qualified stated interest, over the note’s adjusted issue price. As an alternative to reducing the amount of OID otherwise includible in income by this fraction, you may elect to compute OID accruals by treating the purchase as a purchase at original issuance and using the rules for computing OID described above.
     The rules regarding market discount, amortizable bond premium and acquisition premium are complex, and you should consult your own tax advisors regarding these rules.
Sale, Exchange or Disposition of Notes
     Except as provided below under “Conversion of the Notes,” you will generally recognize gain or loss upon the sale, exchange or other taxable disposition (including redemption or repurchase) of a note equal to the difference between the amount realized upon the sale, exchange or other disposition (less an amount attributable to any stated interest not previously included in income, which will be taxable as ordinary interest income, and amounts attributable to accrued interest that was previously included in income, which amount may be received without generating further income) and your adjusted tax basis in the note. Your adjusted tax basis in a note generally will equal the amount you paid for the note increased by OID or market discount previously included in income in respect of the note, and reduced by payments received in respect of the note other than payments of qualified stated interest. Subject to the discussion above under “Market Discount,” any gain or loss you recognize on a taxable disposition of the note generally will be capital gain or loss. In general, if you are an individual and your holding period for the notes is more than one year at the time of the disposition, such capital gain will generally be subject to tax at lower rates than those applicable to ordinary income. Your ability to deduct capital losses may be limited.
Conversion of the Notes
     Your conversion of a note into common stock (including additional common stock received upon a conversion prior to the maturity of the notes, as described above under “Description of Notes—Additional Payment Upon Voluntary Conversion Prior to Maturity of the Notes”) generally will not be a taxable event, and you will not recognize any income, gain, or loss with respect to the conversion of the notes into our common stock, except for any common stock attributable to accrued interest that you have not yet included in gross income (which will be treated in the manner described below).
     Your initial tax basis in common stock received upon a conversion of a note (including any additional common stock received upon a conversion prior to the maturity of the notes, as described above under “Description of Notes—Additional Payment Upon Voluntary Conversion Prior to Maturity of the Notes” but not including stock attributable to accrued and unpaid interest) will be the same as your adjusted tax basis in the note at the time of conversion. Your holding period for such stock will include your holding period for the converted note.

     The fair market value of any common stock received on conversion that is attributable to accrued interest on the notes not yet included in income would be taxed as ordinary interest income. The basis in any shares of common stock attributable to accrued interest would equal the fair market value of such shares when received. The holding period for any shares of common stock attributable to accrued interest would begin the day after the date of receipt.
     In certain circumstances described above under “Description of Notes—Limitations on Issuance of Additional Shares of Common Stock,” we will be required to pay some or all of the additional payment upon conversion prior to the maturity of the notes in cash. The United States federal income tax treatment of a U.S. holder’s conversion of the notes into our common stock and cash is uncertain. U.S. holders should consult their tax advisors to determine the correct treatment of such conversion. It is possible that the conversion may be treated as a partially taxable exchange or as a recapitalization, as briefly discussed below.
     The conversion of a note into our common stock and cash may be treated for United States federal income tax purposes as in part a conversion into common stock and in part a payment in redemption of a portion of the notes. In that event, a U.S. holder would not recognize any income, gain or loss with respect to the portion of the notes considered to be converted into common stock, except with respect to any common stock attributable to accrued interest (which will be treated in the manner described above). A U.S. holder’s tax basis in the stock received upon conversion generally would be equal to the portion of its tax basis in a note allocable to the portion of the note deemed converted. A U.S. holder’s holding period for such common stock generally would include the period during which the U.S. holder held the note. With respect to the part of the conversion that would be treated under this characterization as a payment in redemption of the remaining portion of the note, a U.S. holder generally would recognize gain or loss equal to the difference between the amount of cash received (other than amounts attributable to accrued interest, which will be treated in the manner described above) and the U.S. holder’s tax basis allocable to such portion of the note. Gain or loss recognized will be long-term capital gain or loss if the U.S. holder has held the note for more than one year. In the case of certain non-corporate U.S. holders (including individuals), long-term capital gains are generally eligible for a reduced rate of United States federal income taxation. The deductibility of capital losses is subject to certain limitations under the Code. Although the law on this point is not entirely clear, a holder may allocate its tax basis in a note among the portion of the note that is deemed to have been converted and the portion of the note that is deemed to have been redeemed based on the relative fair market value of common stock and the amount of cash received upon conversion. In light of the uncertainty in the law, holders are urged to consult their own tax advisors regarding such basis allocation.

The conversion of a note into common stock and cash may instead be treated in its entirety as a recapitalization for United States federal income tax purposes, in which case a U.S. holder would be required to recognize gain on the conversion but would not be allowed to recognize any loss. Accordingly, such treatment may be less favorable to a U.S. holder than if the conversion were treated as part conversion and part redemption, as described above. If the conversion constitutes a recapitalization, a U.S. holder generally would recognize gain (but not loss) in an amount equal to the lesser of (i) the excess (if any) of (A) the amount of cash and the fair market value of common stock received in the exchange (other than any cash or common stock attributable to accrued interest) over (B) the U.S. holder’s tax basis in the notes, and (ii) the amount of cash received upon conversion (other than cash attributable to accrued interest, which will be treated in the manner described above). The U.S. holder would have an aggregate tax basis in the common stock received in the conversion equal to the aggregate tax basis of the notes converted, decreased by the aggregate amount of cash (other than cash attributable to accrued interest) received upon conversion and increased by the aggregate amount of gain (if any) recognized upon conversion. The holding period for such common stock received by the U.S. holder would include the period during which the U.S. holder held the notes. Gain recognized will be long-term capital gain if the U.S. holder has held the notes for more than one year. In the case of certain non-corporate U.S. holders (including individuals), long-term capital gains are generally eligible for a reduced rate of taxation. The deductibility of capital losses is subject to limitations under the Code.
Adjustments of the Conversion Ratio
     The terms of the notes allow for changes in the conversion rate of the notes in certain circumstances. “Description of Notes—Conversion Rate Adjustments.” Changes in conversion rate could be treated as a constructive stock distribution if the changes have the effect of increasing your proportionate interest in our earnings and profits. You would be taxable on such a constructive stock distribution even though you would not actually receive any cash or other property. A constructive stock distribution could occur, for example, if the conversion rate is adjusted to compensate holders of notes for distributions of cash or property to our stockholders. By contrast, changes in the conversion rate will not be treated as a constructive stock distribution if the changes have the effect of preventing the dilution of your interest pursuant to the application of a bona fide, reasonable adjustment formula.
     Any constructive stock distribution resulting from a change to, or a failure to change, the conversion rate would be treated like a distribution paid in cash or other property and would be includible in your income in the manner described under “Dividends on Common Stock” below. However, although the law is unclear, the IRS may take the position that a constructive dividend with respect to the notes would not be eligible for a dividends-received deduction or the preferential tax rates applicable to dividends (as discussed below). Holders should carefully review the conversion rate adjustment provisions and consult their tax advisors with respect to the tax consequences of any such adjustment, including any potential consequences of a taxable stock dividend to basis and holding period.
Dividends on Common Stock
     If you convert your notes to common stock and we make a distribution of cash or other property (other than certain pro rata distributions of our common stock) in respect of shares of our common stock that you hold, the distribution will be treated as a dividend, taxable to you as ordinary income, to the extent it is paid from our current or accumulated earnings and profits. If the distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of your investment up to your basis in such common stock, and any remaining excess will be treated as capital gain. If you are an individual, dividends received by you generally will be subject to a reduced maximum tax rate of 15% through December 31, 2010, after which the rate applicable to dividends is scheduled to return to the tax rate generally applicable to ordinary income. The rate reduction will not apply to dividends received to the extent that the U.S. holder elects to treat dividends as “investment income,” which may be offset by investment expense. Furthermore, the rate reduction also will not apply to dividends that are paid to a U.S. holder with respect to shares of our common stock that are held by such holder for less than 61 days during the 121 day period beginning on the date that is 60 days before the date on which the shares of our common stock became ex-dividend with respect to such dividend. If you are a U.S. corporation, you may be able to claim, in certain circumstances, a deduction for a portion of any distribution received from us that is considered a dividend.
Sale or Other Disposition of Common Stock
     You will generally recognize capital gain or loss on a sale or other disposition of common stock. Your gain or loss will equal the difference between the proceeds you received and your adjusted tax basis in the stock. The proceeds received will include the amount of any cash and the fair market value of any other property received for the stock. In general, if you are an individual and your holding period for the stock is more than one year at the time of the disposition, such capital gain will generally be subject to tax at lower rates than those applicable to ordinary income. Your ability to deduct capital losses may be limited.
     If a note with accrued market discount that has not previously been included in gross income is converted into common stock pursuant to the conversion feature, the amount of such accrued market discount not previously included in gross income generally will be taxable as ordinary income upon disposition of the common stock received upon conversion.
Warrant
     A U.S. holder generally will not recognize gain or loss for U.S. federal income tax purposes upon the exercise of the warrant for additional notes. A U.S. holder’s tax basis in the additional notes received on the exercise of the warrant will equal the sum of the U.S. holder’s tax basis in the warrant (which will equal the portion of the issue price of the investment unit allocated to the warrant, as described above) plus the cash paid to exercise the warrant. The holding period of the additional notes received on the exercise of the warrant should begin on the date of exercise.
     Upon the sale or exchange of the warrant, a U.S. holder will generally recognize capital gain or loss equal to the difference between the amount realized on such sale or exchange and the U.S. holder’s adjusted tax basis in the warrant. A U.S. holder’s adjusted tax basis in the warrant will generally equal the portion of the issue price of the investment unit allocated to the warrant, as described above. Your ability to deduct capital losses may be limited.
     Upon the expiration of the warrant, a U.S. holder will recognize a loss equal to its adjusted tax basis in the warrant. The loss will generally be a short-term capital loss. The deductibility of capital losses is subject to limitations.
Information Reporting and Backup Withholding
     In general, information reporting requirements will apply to certain payments on the notes and on our common stock and the proceeds of sale of a note or our common stock unless you are an exempt recipient (such as a corporation). A backup withholding tax at the applicable rate will apply to such payments if you fail to provide your taxpayer identification number or certification of exempt status or have been notified by the IRS that you are subject to backup withholding.
     Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the IRS.

Consequences to Non-U.S. Holders
     The following is a summary of the material United States federal income and estate tax consequences that will apply to you if you are a non-U.S holder of notes. The term “non-U.S. holder” means a beneficial owner of a note that is not a U.S. holder.
     Special rules may apply to certain non-U.S. holders such as “controlled foreign corporations” and “passive foreign investment companies.” Such entities should consult their own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them.
Payment of Interest
     Subject to the discussion below concerning backup withholding, the 30% United States federal withholding tax will not apply to any payment to you of interest (including OID) on a note by us or any paying agent, provided that all of the following conditions are met:
•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our common stock that are entitled to vote within the meaning of section 871(h)(3) of the Code;

•	you are not a controlled foreign corporation that is related, directly or indirectly, to us through stock ownership;

•	you are not a bank whose receipt of interest on a note is described in section 881(c)(3)(A) of the Code;

•	either (a) you provide your name and address, and certify to us or our paying agent, under penalties of perjury, that you are not a United States person or (b) a custodian, broker, nominee or other intermediary acting as your agent (such as a securities clearing organization, bank, or other financial institution that holds customers’ securities in the ordinary course of its business) holds the note on your behalf and certifies to us or our paying agent, under penalties of perjury, that it has received such a statement from the beneficial owner of the notes, or from another qualifying financial institution intermediary, and provides a copy of the statement to us or our paying agent. The foregoing certification may be provided on a properly completed IRS Form W-8BEN or W-8IMY, as applicable, or any successor forms. If you hold your notes through certain foreign intermediaries or certain foreign partnerships, such foreign intermediaries or partnerships must also satisfy the certification requirements of applicable Treasury Regulations; and

•	neither we nor our paying agent has actual knowledge or reason to know that the conditions of the exemption are, in fact, not satisfied.
     Special certification rules apply to non-U.S. holders that are pass-through entities rather than corporations or individuals.
     If you cannot satisfy the requirements described above, payments of interest will be subject to the 30% United States federal withholding tax, unless you provide us with a properly executed (1) IRS Form W-8BEN, claiming an exemption from or reduction in withholding under the benefit of an applicable tax treaty and neither we nor our paying agent has actual knowledge or reason to know that the conditions of the exemption or reduction are, in fact, not satisfied or (2) IRS Form W-8ECI stating that interest paid on the note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.
     If you are engaged in a trade or business in the United States and interest on a note is effectively connected with the conduct of that trade or business, you will be required to pay United States federal income tax on that interest on a net income basis (although exempt from the 30% withholding tax, provided the certification requirement described above is met) in the same manner as if you were a United

States person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States. For this purpose, interest on a note will be included in your earnings and profits.
Sale, Exchange or Disposition of Notes, Warrant or Common Stock
     You generally will not be subject to United States federal income tax upon conversion of a note into shares of common stock (except with respect to issuance of cash or common stock on account of accrued and unpaid interest in respect of a note that does not qualify for the portfolio interest exemption described above and that has not previously been included in income). In addition, you generally will not be subject to United States federal income taxation on the gain realized upon the sale, exchange or other taxable disposition of a note (except with respect to amounts attributable to interest, which would be taxable as described above), the warrant or common stock unless:
•	that gain is effectively connected with your conduct of a trade or business in the United States;

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are, or have, at any time during a prescribed time period, been a United States real property holding corporation (“USRPHC”) and the rules of the Foreign Investment in Real Property Tax Act, referred to as FIRPTA (described below), apply to your disposition of the notes or common stock.
     A holder described in the first bullet point above will be required to pay United States federal income tax on the net gain derived from the sale, and if such holder is a foreign corporation, it may also be required to pay a branch profits tax at a 30% rate or a lower rate if so specified by an applicable income tax treaty. A holder described in the second bullet point above will be subject to a flat 30% United States federal income tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the holder is not considered a resident of the United States. Any non-U.S. holder described in these bullet points should consult their own tax advisors as to the U.S. federal income tax consequences of the sale, exchange or other disposition of a note or shares of our common stock.
     Although we believe that we may have been a USRPHC in the past, recent acquisitions and development of foreign mining operations, notably San Bartolome, Bolnisi and the Palmerejo Silver and Gold Corporation, currently make that position less certain. Under the alternate book value test for determining whether we are a USRPHC, we believe that we currently are not a USRPHC. However, our USRPHC status is determined at least annually and is subject to change. Further, the IRS may disagree with our position or may deny us the ability to use book values to determine our USRPHC status. If we are a USRPHC, the FIRPTA rules would apply to a disposition by a non-U.S. holder of the notes or the common stock into which the notes are convertible, if the notes or common stock constitute a “U.S. real property interest” in the hands of the non-U.S. holder. Assuming our common stock is regularly traded on an established securities market, our common stock would constitute a U.S. real property interest in the hands of a non-U.S. holder only if that non-U.S. holder owned, directly or indirectly, more than five percent of our common stock within five years before the holder’s disposition of the common stock (or, if shorter, such holder’s holding period), and our notes will constitute a U.S. real property interest only if either (a) the notes are regularly traded on an established securities market and the holder owned more than five percent of the notes within five years before the holder’s disposition of the notes, or (b) the notes are not regularly traded and on the date the holder acquired the notes they had a fair market value greater than five percent of the aggregate value of our outstanding common stock. If all these conditions relating to dispositions of common stock or notes were met, and if the FIRPTA rules otherwise applied to a disposition of notes or common stock, then any gain recognized by the holder would be treated as effectively connected with a U.S. trade or business, and, thus, would be subject to U.S. federal income tax. In addition, FIRPTA withholding at a 10% rate may be applicable to a non-U.S. holder’s disposition of notes or the common stock into which the notes are convertible. We believe that the common stock will be treated as regularly traded on an established securities market. We cannot anticipate whether the notes will be so traded.
     The U.S. federal income tax treatment of a non-U.S. holder upon the exercise of the warrant will be the same as that of U.S. holder, as described above under “Consequences to U.S. Holders—Warrant.” If gain on the sale or exchange of a warrant would be treated as U.S. trade or business income to a non-U.S. holder, the U.S. federal income tax consequences to such non-U.S. holder upon expiration of the warrant will be the same as those to a U.S. holder. See “Consequences to U.S. Holders—Warrant.”
Dividends; Adjustments of the Conversion Ratio
     Any dividends paid to you with respect to our common stock received on conversion of a note (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the number of shares of common stock to be issued on conversion of the notes, see “Consequences to U.S. Holders—Adjustments of the Conversion Ratio” above) will be subject, in general, to U.S. federal withholding tax at a 30% rate (subject to reduction under an applicable income tax treaty) unless the dividend is effectively connected with a trade or business conducted within the United States, in which case the dividend would be taxable on a net income basis at the graduated rates applicable to U.S. persons. Any such effectively connected dividends received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to the branch profits tax at a 30% rate or such lower rate as may be prescribed under an applicable United States income tax treaty.
     A non-U.S. holder of shares of common stock who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and other requirements. If a non-U.S. holder is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, the holder may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.
     Because a constructive dividend deemed received by a non-U.S. holder would not give rise to any cash from which any applicable withholding tax could be satisfied, if we pay withholding taxes on behalf of a non-U.S. holder, we may, at our option, set off any such payment against payments of cash and common stock payable on the notes (or, in certain circumstances, against any payments on the common stock).
Backup Withholding and Information Reporting
     If you are a non-U.S. holder, you may have to comply with specific certification procedures to establish that you are not a United States person in order to avoid information reporting and backup withholding tax requirements with respect to payments of principal and interest on the notes. In addition, we must report annually to the IRS and to you the amount of, and the tax withheld with respect to, any dividends paid to you, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which you reside.
     Backup withholding will generally not apply to payments of dividends made by us to a non-U.S. holder of common stock if the holder has provided its taxpayer identification number or the required certification that it is not a United States person as described above under “Payment of Interest.” Information reporting may still apply with respect to such dividends even if such certification is provided. Notwithstanding the foregoing, backup withholding may apply if we have actual knowledge, or reason to know, that the holder is a United States person.
     Information reporting requirements and backup withholding generally will not apply to any payments of the proceeds of the disposition of notes or shares of common stock effected outside the United States by a foreign office of a foreign broker (as defined in applicable Treasury Regulations).

However, unless such broker has documentary evidence in its records that the beneficial owner is a non-U.S. holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption, information reporting (but not backup withholding) will apply to any such payments effected outside the United States by such a broker if it:
•	derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States;

•	is a controlled foreign corporation for United States federal income tax purposes; or

•	is a foreign partnership that, at any time during its taxable year, has 50% or more of its income or capital interests owned by United States persons or is engaged in the conduct of a United States trade or business.
     Payments of the proceeds of a disposition of notes or shares of common stock effected by the United States office of a broker will be subject to information reporting requirements and backup withholding tax unless the non-U.S. holder properly certifies under penalties of perjury as to its foreign status and certain other conditions are met or it otherwise establishes an exemption.
     Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be allowed as a refund or credit against the non-U.S. holder’s United States federal income tax liability provided that the required information is furnished to the IRS in a timely manner.

PLAN OF DISTRIBUTION
     JMB Capital Partners Master Fund, L.P., or JMB, has purchased all of the notes and the warrant offered hereby at a purchase price of $40.74 million.
     JMB may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act.

LEGAL MATTERS
     The validity of the securities offered by this prospectus supplement will be passed upon for us by Kelli Kast, Esq., General Counsel of Coeur d’Alene Mines Corporation, Coeur d’Alene, Idaho. Certain legal matters will be passed upon for us by Gibson, Dunn & Crutcher LLP, New York, New York.
EXPERTS
     The consolidated financial statements of Coeur d’Alene Mines Corporation as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
     The report of KPMG on the aforementioned financial statements refers to the adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-based Payment, and Emerging Issues Task Force Issue No. 04-6, Accounting for Stripping Costs Incurred during Production in the Mining Industry, as of January 1, 2006.
     The report of KPMG on the effectiveness of internal control over financial reporting as of December 31, 2007 contains an explanatory paragraph that states that the Company acquired Bolnisi Gold NL and Palmarejo Silver and Gold Corporation on December 21, 2007, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2007, Bolnisi Gold NL’s and Palmarejo Silver and Gold Corporation’s internal control over financial reporting associated with total assets of $1.8 billion and total revenues of nil, included in the consolidated financial statements of Coeur d’Alene Mines Corporation and subsidiaries as of and for the year ended December 31, 2007. The report of KPMG also states that KPMG excluded from its audit of internal control over financial reporting an evaluation of the internal control over financial reporting of Bolnisi Gold NL and Palmarejo Silver and Gold Corporation.

PROSPECTUS
COEUR D’ALENE MINES CORPORATION
COMMON STOCK, PREFERRED STOCK, DEBT SECURITIES
AND
WARRANTS TO PURCHASE THE ABOVE SECURITIES

     This prospectus provides a general description of the debt securities, preferred stock, common stock and warrants that we may offer from time to time. Each time we sell securities, we will provide a supplement to this prospectus that will contain specific information about the offering and the specific terms of the securities offered. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our securities. This prospectus may not be used to consummate a sale of securities unless accompanied by the applicable prospectus supplement.
     Our common stock is listed on the New York Stock Exchange under the symbol “CDE” and on the Toronto Stock Exchange under the symbol “CDM.”
     Investing in our securities involves a high degree of risk. See “Risk Factors” contained in our filings made with the Securities and Exchange Commission and the applicable prospectus supplement.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated October 17, 2008

If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document, unless the information specifically indicates that another date applied.

A NOTE ABOUT FORWARD-LOOKING STATEMENTS
     Some of the information included in this prospectus and other materials filed or to be filed by us with the Securities and Exchange Commission (the “SEC”) (as well as information included in oral statements or other written statements made or to be made by us or our representatives) contains or may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements can be identified by the fact that they do not relate strictly to historical or current facts and may include the words “may,” “could,” “should,” “would,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan” or other words or expressions of similar meaning. We have based these forward-looking statements on our current expectations about future events. The forward-looking statements include statements that reflect management’s beliefs, plans, objectives, goals, expectations, anticipations and intentions with respect to our financial condition, results of operations, future performance and business, including statements relating to our business strategy, expected production volumes and our current and future development plans.
     Oral or written forward-looking statements are included in this prospectus and other materials filed or to be filed by us with the SEC (as well as information included in oral statements or other written statements made or to be made by us or our representatives). Although we believe that the expectations reflected in all of these forward-looking statements are and will be reasonable at the time made, any or all of the forward-looking statements in this prospectus, our Annual Report on Form 10-K and in any other public statements that are made may prove to be incorrect, whether as a result of inaccurate assumptions or as a consequence of known or unknown risks and uncertainties such as future gold and silver prices, costs, ore grades, estimation of gold and silver reserves, mining and processing conditions, construction schedules, currency exchange rates, and the completion or updating of mining feasibility studies, changes that could result from future acquisitions of new mining properties or businesses, the risks and hazards inherent in the mining business (including environmental hazards, industrial accidents, weather or geologically related conditions), regulatory and permitting matters, and risks inherent in the ownership and operation of or investment in mining properties or businesses in foreign countries. Many of these and other factors discussed or incorporated by reference in this prospectus, some of which are beyond our control, will be important in determining our future performance and liquidity. Consequently, actual results may differ materially from those that might be anticipated from forward-looking statements. In light of these and other uncertainties, you should not regard a forward-looking statement that we might make as a representation by us that our plans and objectives will be achieved, and you should not place undue reliance on such forward-looking statements.
     We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, we invite your attention to any further disclosures made on related subjects in our subsequent reports filed with the SEC on Forms 10-K, 10-Q and 8-K.

ABOUT THIS PROSPECTUS
     This prospectus is part of a registration statement we filed with the SEC using a “shelf” registration process. We may sell any combination of the securities described in this prospectus from time to time.
     The types of securities that we may offer and sell from time to time by this prospectus are:
•	debt securities, which may be senior or subordinated and secured or unsecured and which may include guarantees of the debt securities by some or all of our subsidiaries;

•	preferred stock;

•	common stock; and

•	warrants entitling the holders to purchase common stock, preferred stock or debt securities.
     We may sell these securities either separately or in units. We may issue debt securities convertible into shares of our common stock or preferred stock. The preferred stock issued may also be convertible into shares of our common stock or another series of preferred stock. This prospectus provides a general description of the securities that may be offered. Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the offering and the specific terms of the securities offered. That prospectus supplement may include a discussion of any risk factors or other special considerations applicable to those securities. In each prospectus supplement we will include the following information:
•	the type and amount of securities that we propose to sell;

•	the initial public offering price of the securities;

•	the names of any underwriters or agents through or to which we will sell the securities;

•	any compensation of those underwriters or agents; and

•	information about any securities exchanges or automated quotation systems on which the securities will be listed or traded.
     In addition, the prospectus supplement also may add, update or change the information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”
     The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The exhibits to the registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. You should review the full text of these documents. The registration statement, including the exhibits, can be read at the SEC’s Web site or at the SEC’s offices mentioned under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION
     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy these materials at the SEC reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on their public reference room. Our SEC filings are also available to the public at the SEC’s Web site (http://www.sec.gov).
     The SEC’s Web site contains reports, proxy statements and other information regarding issuers, like Coeur, that file electronically with the SEC. You may find our reports, proxy statements and other information at the SEC Web site. In addition, you can obtain reports and proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.
     We maintain a Web site on the Internet at http://www.coeur.com. We make available free of charge, on or through our Web site, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports, as soon as reasonably practicable after such material is filed with the SEC. This reference to our Internet address is for informational purposes only and shall not, under any circumstances, be deemed to incorporate the information available at such Internet address into this prospectus

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information about us and our financial condition to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by information that is included directly in this document. This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC:
•	Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed on February 29, 2008 (including the portions of our Proxy Statement on Schedule 14A, filed on April 1, 2008, incorporated by reference therein);

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2008, filed on May 12, 2008;

•	Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2008, filed on August 8, 2008;

•	Current Report on Form 8-K/A, filed January 15, 2008;

•	Current Report on Form 8-K, filed March 10, 2008;

•	Current Report on Form 8-K, filed March 14, 2008;

•	Current Report on Form 8-K, filed March 20, 2008;

•	Current Report on Form 8-K, filed May 19, 2008; and

•	the description of our common stock contained in our Registration Statement on Form 8-A (File No. 1-08641), filed March 28, 1990, and any amendments or reports filed for the purpose of updating that description.
     We incorporate by reference any additional documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than those “furnished” pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC) from the date of this prospectus until the termination of an offering of securities. If anything in a report or document we file after the date of this prospectus changes anything in this prospectus, this prospectus will be deemed to be changed by that subsequently filed report or document beginning on the date the report or document is filed.
     You may request a copy of these filings incorporated herein by reference, including exhibits to such documents that are specifically incorporated by reference, at no cost, by writing or calling us at the following address or telephone number:
Corporate Secretary
Coeur d’Alene Mines Corporation
400 Coeur d’Alene Mines Building
505 Front Avenue
Coeur d’Alene, Idaho 83814

THE COMPANY
     Coeur d’Alene Mines Corporation is one of the world’s largest silver producers with operations and exploration interests in the United States (Nevada and Alaska), South America (Chile, Argentina and Bolivia), Australia (New South Wales), Mexico and Africa (Tanzania). In 2007, we produced approximately 11.5 million ounces of silver and 92,000 ounces of gold. Worldwide, we possessed a substantial mineral reserve base containing over 278.8 million ounces of silver and 2.2 million ounces of gold as of June 10, 2008.
     Our principal silver mines are located in southern Chile (the Cerro Bayo mine), in Argentina (the Martha mine), in Nevada (the Rochester mine), in Australia (the Endeavor mine and the Broken Hill mine) and in Bolivia (the San Bartolomé mine). In addition, we own or lease, either directly or through our subsidiaries, silver and gold development projects in Mexico (the Palmarejo silver and gold project) and Alaska (the Kensington gold property). We also control strategic properties with significant exploration potential close to our existing mining operations. Our customers are bullion trading banks that purchase silver and gold from us and then sell these metals to end users for use in industry applications such as electronic circuitry, in jewelry and silverware production and in the manufacture and development of photographic film. In addition, we sell high grade gold and silver concentrates to smelters in Japan, Mexico and Australia.
     We were incorporated in Idaho in 1928. Our principal executive office is located at 505 Front Avenue, P.O. Box I, Coeur d’Alene, Idaho 83814 and our telephone number is (208) 667-3511. Our website is www.coeur.com. Information contained in the web site is not incorporated by reference into this prospectus, and you should not consider information contained in the web site as part of this prospectus.

USE OF PROCEEDS
     We intend to use the net proceeds we receive from the sale of the securities as set forth in the applicable prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES
     The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

	Six months ended June 30,		Years ended December 31,
	2008	2007	2007	2006	2005	2004	2003
Ratio of earnings to fixed charges	1.07	17.41	13.96	19.78	4.71	N/A	N/A

N/A — represents coverage ratio of less than 1.
     Our earnings were inadequate to cover fixed charges for 2003 and 2004. The amounts by which earnings were inadequate to cover fixed charges were approximately $61.8 million in 2003 and $23.9 million in 2004. Earnings have been sufficient to cover fixed charges subsequent to 2004.
     For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income from continuing operations before income taxes and gains/(losses) on the early retirement of debt and fixed charges, and fixed charges consist of interest and that portion of rent deemed representative of interest. Fixed charges consist of interest, preferred stock dividends and that portion of rent deemed representative of interest.

DESCRIPTION OF DEBT SECURITIES
     The following is a general description of the debt securities that we may offer from time to time. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which the general provisions described below may apply to those securities will be described in the applicable prospectus supplement. As you read this section, please remember that the specific terms of a debt security as described in the applicable prospectus supplement will supplement and may modify or replace the general terms described in this section. If there are any differences between the applicable prospectus supplement and this prospectus, the applicable prospectus supplement will control. As a result, the statements we make in this section may not apply to the debt security you purchase.
     We may issue senior or subordinated debt securities under an indenture. We have filed forms of an indenture for unsecured senior and subordinated debt securities and an indenture for secured debt securities as exhibits to the registration statement of which this prospectus is a part. The indenture for unsecured senior or subordinated debt securities and the indenture for secured debt securities are collectively referred to in this description as the “indentures.” References to an “indenture” below are references to the unsecured debt securities indenture or secured debt securities indenture, as applicable, under which a particular debt security is issued. The indentures are governed by the Trust Indenture Act. The indentures may be amended or supplemented from time to time, including as necessary to set forth the terms of the debt securities issued under the indenture. We will file any supplements or amendments to the indentures by amendment to this registration statement or pursuant to current reports on Form 8-K to be incorporated into this registration statement by reference. You may inspect the indentures and all amendments and supplements thereto at the office of the trustee, or as described in the section above entitled “Where You Can Find More Information.” The prospectus supplement for each series of debt securities will state the name of the trustee for such series.
     The following is a summary of the material provisions of the indentures. It does not restate the indentures entirely and is qualified by reference to the indentures and any supplements thereto. We urge you to read the indentures and any supplements thereto.
Terms of the Debt Securities
     Our debt securities will be secured or unsecured obligations. We may issue them in one or more series. The indenture does not limit the aggregate amount of debt securities that may be issued under it. Authorizing resolutions or a supplemental indenture will set forth the specific terms of each series of debt securities. The prospectus supplement for each series of debt securities will describe:
•	the title of the series;

•	the aggregate principal amount (or any limit on the aggregate principal amount) of the series and, if any securities of a series are to be issued at a discount from their face amount, the method of computing the accretion of such discount;

•	the interest rate or method of calculation of the interest rate;

•	the date from which interest will accrue;

•	the record dates for interest payable on securities of the series;

•	the dates when, places where and manner in which principal and interest are payable;

•	the registrar and paying agent;

•	the terms of any mandatory (including any sinking fund requirements) or optional redemption;

•	the terms of any redemption, repurchase or repayment at the option of Holders;

•	the denominations in which securities are issuable;

•	whether securities will be issued in registered or bearer form and the terms of any such forms of securities;

•	whether any securities will be represented by a global security and the terms of any such global security;

•	the currency or currencies (including any composite currency) in which principal or interest or both may be paid;

•	if payments of principal or interest may be made in a currency other than that in which securities are denominated, the manner for determining such payments;

•	provisions for electronic issuance of securities or issuance of securities in uncertificated form;

•	any Events of Default, covenants or defined terms in addition to or in lieu of, or any modification of, those set forth in the indenture;

•	whether and upon what terms securities may be defeased if different from the provisions set forth in the indenture;

•	the form of the securities;

•	any terms that may be required by or advisable under applicable law;

•	the percentage of the principal amount of the securities that is payable if the maturity of the securities is accelerated in the case of securities issued at a discount from their face amount;

•	whether any securities will have guarantees;

•	whether the securities may be converted into or exercised or exchanged for debt or equity securities of us or third parties, and the terms of any such conversion, exercise or exchange;

•	the collateral that will secure any series of securities or guarantees thereof and the terms and conditions of the pledge of such collateral and of the related security documents; and

•	any other terms in addition to or different from those contained in the indenture.
Events of Default and Remedies
     An event of default with respect to any series of debt securities will be defined in the indenture or applicable supplemental indenture as being:
•	our failure to pay interest on any security of such series when the same becomes due and payable and the continuance of any such failure for a period of 30 days;

•	our failure to pay the principal of any security of such series when the same becomes due and payable at maturity, upon acceleration or otherwise;

•	our failure to comply with certain agreements or covenants in, or provisions of, the securities of such series or the indenture and the continuation of such failure for the period and after the notice specified below;

•	certain events involving our bankruptcy, insolvency or reorganization; and

•	any additional events of default set forth in the prospectus supplement applicable to that series of debt securities.
     The trustee may withhold notice to the holders of any series of debt securities of any default, except a default in payment of principal or any premium or interest with respect to that series of debt securities, if the trustee considers it in the interest of the holders of the series of debt securities to do so.
     If certain events involving bankruptcy, insolvency or reorganization occur, all amounts of principal and interest due to the holders of our debt securities will become immediately due and payable. If any other event of default has occurred and is continuing with respect to any series of debt securities, the trustee or the holders of not less than 25% in principal amount of that series of debt securities then outstanding may declare the principal of all the debt securities of that series to be due and payable immediately. However, the holders of a majority in principal amount of the debt securities of that series then outstanding by written notice to the trustee and to us may waive any event of default with respect to that series of debt securities, other than any continuing event of default in payment of principal, premium or interest. Holders of a majority in principal amount of the then outstanding debt securities of any series may rescind an acceleration with respect to that series and its consequences, except an acceleration due to a default resulting from continuing nonpayment of principal or interest on that series, if the rescission would not conflict with any judgment or decree and if all existing events of default with respect to that series have been cured or waived.
     The holders of a majority of the outstanding principal amount of the debt securities of any series will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the trustee with respect to that series, subject to limitations specified in the indenture or supplemental indenture.
Defeasance
     We may terminate all our obligations under the indenture as they relate to any particular series of debt securities, other than the obligation to pay any interest on and the principal of the debt securities of that series and certain other obligations, at any time by:
•	depositing in trust with the trustee, under an irrevocable trust agreement, funds or United States government obligations in an amount sufficient to pay principal of and any interest on the debt securities of that series to their maturity, and

•	complying with other conditions, including delivery to the trustee of an opinion of counsel or a ruling received from the Internal Revenue Service to the effect that holders will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of the right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise.
     In addition, if there is a change in applicable tax law or we receive an appropriate Internal Revenue Service letter ruling, we may terminate all of our obligations under the indenture as they relate to any particular series of debt securities, including the obligations to pay any interest on and the principal of the debt securities of that series and certain other obligations, at any time by:
•	depositing in trust with the trustee, under an irrevocable trust agreement, funds or United States government obligations in an amount sufficient to pay principal of and any interest on the debt securities of that series to their maturity, and

•	complying with other conditions, including delivery to the trustee of an opinion of counsel or a ruling received from the Internal Revenue Service to the effect that holders will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of the right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise, which opinion of counsel is based upon a change in the applicable federal tax law since the date of the indenture.
Transfer and Exchange
     A holder will be able to register the transfer or exchange debt securities only in accordance with the indenture. The registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the indenture.
Amendment, Supplement and Waiver
     Without the consent of any holder, we and the trustee may amend or supplement the indenture to:
•	cure any ambiguity, omission, defect or inconsistency;

•	evidence the assumption by a successor corporation of our obligations under the indenture and any series of debt securities;

•	provide that specific provisions of the indenture will not apply to a particular series of unissued debt securities;

•	create any series of unissued debt securities and establish its terms (or to provide for the issuance of additional debt securities of any series to the extent provided, in accordance with the provisions set forth in an authorizing resolution or supplemental indenture pertaining to any series);

•	provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•	make any change that would provide any additional rights or benefits to the holders of debt securities or that does not adversely affect the rights of any holder of debt securities;

•	evidence and provide for the acceptance of an appointment of a successor trustee;

•	add guarantees or collateral security with respect to the debt securities; and

•	comply with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.
     With the exceptions discussed below, we and the trustee may amend or supplement the indenture or the debt securities of a particular series with the consent of the holders of at least a majority in principal amount of the affected series then outstanding. In addition, the holders of a majority in principal amount of the debt securities of that series then outstanding may waive any existing default under, or compliance with, any provision of the indenture relating to a particular series of debt securities, other than any continuing event of default in payment of interest, premium or principal. These consents and waivers may be obtained in connection with a tender offer or exchange offer for debt securities.
     Without the consent of each holder affected, we and the trustee may not:
•	reduce the amount of debt securities of any series whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or change the time for payment of interest, included defaulted interest, on any debt security;

•	reduce the principal of or change the fixed maturity of any debt security or alter any provision with respect to redemptions or mandatory offers to repurchase debt securities;

•	modify the ranking or priority of the debt securities of any series;

•	modify certain provisions of the indenture relating to waivers that require the consent of holders;

•	modify the provisions confirming the rights of holders to receive payment of principal and interest with respect to any debt security, on or after the respective due dates, or to bring suit to enforce such payment;

•	modify the provisions requiring the consent of holders to amend the indenture;

•	waive a continuing default or event of default in the payment of principal of or interest on the debt securities; or

•	make any debt security payable at a place or in currency other than that stated in the debt security.
     The right of any holder to participate in any consent required or sought pursuant to any provision of the indenture, and our obligation to obtain any consent otherwise required from that holder, may be subject to the requirement that the holder shall have been the holder of record of any debt securities with respect to which the consent is required or sought as of a date identified by the trustee in a notice furnished to holders in accordance with the indenture.
Book-Entry, Delivery and Form
     Unless otherwise indicated in the applicable prospectus supplement, the debt securities will be issued in book-entry form and will be represented by one or more notes in registered global form. The global notes will be deposited with the trustee as custodian for The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as nominee of DTC or such other name as may be requested by DTC. DTC will maintain the notes in denominations of $1,000 and integral multiples thereof through its book-entry facilities. Purchases and sales of ownership interests in the debt securities will be accomplished by entries on the books of direct and indirect participants in the DTC system.
     Under the terms of the indenture, we and the trustee may treat the persons in whose names any notes, including the global notes, are registered as the owners thereof for the purpose of receiving payments and for any and all other purposes whatsoever. Therefore, so long as DTC or its nominee is the registered owner of the global notes, DTC or such nominee will be considered the sole holder of outstanding notes under the indenture. We or the trustee may give effect to any written certification, proxy or other authorization furnished by DTC or its nominee.
     A global note may not be transferred except as a whole by DTC, its successors or their respective nominees. Interests of beneficial owners in the global note may be transferred or exchanged for definitive securities in accordance with the rules and procedures of DTC. In addition, a global note may be exchangeable for notes in definitive form if:
•	DTC notifies us that it is unwilling or unable to continue as a depositary and we do not appoint a successor within 90 days;

•	we, at our option, notify the trustee in writing that we elect to cause the issuance of notes in definitive form under the indenture; or

•	an event of default has occurred and is continuing and the registrar has received a request from DTC to issue notes in definitive form.
     In each instance, upon surrender by DTC or its nominee of the global note, notes in definitive form will be issued to each person that DTC or its nominee identifies as being the beneficial owner of the related notes.
     Under the indenture, the holder of any global note may grant proxies and otherwise authorize any person, including its participants and persons who may hold interests through DTC participants, to take any action which a holder is entitled to take under the indenture.
Reports
     The indenture provides that any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act will be filed by us with the trustee within 15 days after the Company files with the SEC. Our filing such documents with the SEC pursuant to the EDGAR system will be deemed to satisfy this requirement under the indenture.
Concerning the Trustee
     In case an event of default occurs and is not cured, the trustee will be required, in the exercise of its power, to use the degree of care and skill as a prudent person would exercise under the circumstances in the conduct of its own affairs. The trustee may refuse to perform any duty or exercise any right or power under the indenture, including proceeding to enforce a lien in an event of default, unless it receives indemnity satisfactory to it against any loss, liability or expense.
Governing Law
     The laws of the State of New York will govern the indenture and the debt securities.

DESCRIPTION OF WARRANTS
     We may issue warrants for the purchase of our debt securities, preferred stock, or common stock or units of two or more of these types of securities. Warrants may be issued independently or together with debt securities, preferred stock or common stock and may be attached to or separate from these securities. Each series of warrants will be issued under a separate warrant agreement. We will distribute a prospectus supplement with regard to each issue or series of warrants.
Warrants to Purchase Debt Securities
     Each prospectus supplement for warrants to purchase debt securities will describe:
•	the title of the debt warrants;

•	the aggregate number of the debt warrants;

•	the price or prices at which the debt warrants will be issued;

•	the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants, and the procedures and conditions relating to the exercise of the debt warrants;

•	if applicable, the number of the warrants issued with a specified principal amount of our debt securities or each share of our preferred stock or common stock;

•	if applicable, the date on and after which the debt warrants and the related securities will be separately transferable;

•	the principal amount of and exercise price for debt securities that may be purchased upon exercise of each debt warrant;

•	the maximum or minimum number of the debt warrants which may be exercised at any time;

•	if applicable, a discussion of any material federal income tax considerations; and

•	any other material terms of the debt warrants and terms, procedures and limitations relating to the exercise of the debt warrants.
     Certificates for warrants to purchase debt securities will be exchangeable for new debt warrant certificates of different denominations. Warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement.
Warrants to Purchase Preferred Stock and Common Stock
     Each prospectus supplement for warrants to purchase preferred stock or common stock, will describe:
•	the title of the warrants;

•	the securities for which the warrants are exercisable;

•	the price or prices at which the warrants will be issued;

•	if applicable, the number of the warrants issued with a specified principal amount of our debt securities or each share of our preferred stock or common stock;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	any provisions for adjustment of the number or amount of shares of our preferred stock or common stock receivable upon exercise of the warrants or the exercise price of the warrants;

•	if applicable, a discussion of material federal income tax considerations; and

•	any other material terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.
Exercise of Warrants
     Each warrant will entitle the holder of the warrant to purchase the principal amount of debt securities or shares of preferred stock or common stock at the exercise price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the warrants offered in the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.
     Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the debt securities or shares of preferred stock or common stock to be purchased upon such exercise. If less than all of the warrants represented by a warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.
     Prior to the exercise of any warrants to purchase debt securities, preferred stock or common stock, holders of the warrants will not have any of the rights of holders of the debt securities, preferred stock or common stock purchasable upon exercise, including:
•	in the case of warrants for the purchase of debt securities, the right to receive payments of principal of, or any premium or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

•	in the case of warrants for the purchase of preferred stock or common stock, the right to vote or to receive any payments of dividends on the preferred stock or common stock purchasable upon exercise.

DESCRIPTION OF CAPITAL STOCK
Common Stock
     We are authorized to issue up to 750,000,000 shares of common stock, par value $1.00 per share, of which, at October 15, 2008:
•	550,834,383 shares were outstanding and 1,059,211 shares were held as treasury stock;

•	23,684,211 shares were reserved for issuance upon the conversion of our $180 million principal amount of 1.25% Convertible Subordinated Notes due January 2024;

•	40,485,842 shares were reserved for issuance upon the conversion of our $230 million principal amount of 3.25% Convertible Subordinated Notes due January 2028;

•	5,996,001 shares were reserved for issuance under our executive compensation program; and

•	758,486 shares were reserved for issuance under our director compensation plan.
     The holders of common stock are entitled to one vote for each share held of record on each matter submitted to a vote of shareholders. Holders may not cumulate their votes in elections of directors. Subject to preferences that may be applicable to any shares of preferred stock outstanding at the time, holders of common stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor and, in the event of our liquidation, dissolution or winding up, are entitled to share ratably in all assets remaining after payment of liabilities. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other security. The outstanding common stock is fully-paid and non-assessable.
     Our Articles of Incorporation include a “fair price” provision, applicable to some business combination transactions in which we may be involved. The provision requires that an interested shareholder (defined to mean a beneficial holder of 10% or more of our outstanding shares of common stock) not engage in specified transactions (e.g., mergers, sales of assets, dissolution and liquidation) unless one of three conditions is met:
•	a majority of the directors who are unaffiliated with the interested shareholder and were directors before the interested shareholder became an interested shareholder approve the transaction;

•	holders of 80% or more of the outstanding shares of common stock approve the transaction; or

•	the shareholders are all paid a “fair price,” i.e., generally the higher of the fair market value of the shares or the same price as the price paid to shareholders in the transaction in which the interested shareholder acquired its block.
     By discouraging some types of hostile takeover bids, the fair price provision may tend to insulate our current management against the possibility of removal. We are not aware of any person or entity proposing or contemplating such a transaction.
     Certain shares of common stock also are entitled to benefits of the shareholder rights plan discussed below in the section entitled “Preferred Stock.”
     The transfer agent and registrar for our common stock, which is listed on the New York Stock Exchange and the Toronto Stock Exchange, is The Bank of New York Mellon.

Preferred Stock
     We are authorized to issue up to 10,000,000 shares of preferred stock, par value $1.00 per share, no shares of which are outstanding. The Board of Directors has the authority to determine the dividend rights, dividend rates, conversion rights, voting rights, rights and terms of redemption and liquidation preferences, redemption prices, sinking fund terms on any series of preferred stock, the number of shares constituting any such series and the designation thereof. Holders of preferred stock have no preemptive rights. The Company reserves for issuance a sufficient number of Series B Preferred Stock for operation of its rights plan, as described below.
     On May 11, 1999, the Board of Directors of the Company declared a dividend distribution of one right for each outstanding share of our common stock. Each right entitles the registered holder to purchase from us one one-hundredth of a share of Series B Preferred Stock at a purchase price of $100 in cash, subject to adjustment. The description and terms of the rights are set forth in a Rights Agreement, dated as of May 11, 1999, between us and ChaseMellon Shareholder Services, L.L.C., as rights agent. The rights are not exercisable or detachable from the common stock until ten days after any person or group acquires 20% or more (or commences a tender offer for 30% or more) of our common stock. If any person or group acquires 30% or more of our common stock or acquires us in a merger or other business combination, each right (other than those held by the acquiring person) will entitle the holder to purchase preferred stock of Coeur d’Alene Mines or common stock of the acquiring company having a market value of approximately two times the $100 exercise price. The rights expire on May 24, 2009, and can be redeemed by us at any time prior to their becoming exercisable. Shares of common stock issued prior to the expiration date of the rights upon conversion of our debentures will be accompanied by rights.

PLAN OF DISTRIBUTION
     We may sell the offered securities through agents, through underwriters or dealers, directly to one or more purchasers or through a combination of any of these methods of sale. We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in a prospectus supplement.
     In connection with any particular offering pursuant to this shelf registration statement, an underwriter may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids.
•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum price.

•	Over-allotment involves sales by an underwriter of securities in excess of the number of securities an underwriter is obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of securities over-allotted by an underwriter is not greater than the number of securities that it may purchase pursuant to an over-allotment option. In a naked short position the number of securities involved is greater than the number of securities in an over-allotment option. An underwriter may close out any short position by either exercising its over-allotment option and/or purchasing securities in the open market.

•	Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions where there is an over-allotment option. In determining the source of securities to close out the short position, an underwriter will consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. If an underwriter sells more securities than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying securities in the open market. A naked short position is more likely to be created if an underwriter is concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit representatives to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.
     These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our securities or preventing or retarding a decline in the market price of the securities. As a result, the price of our securities may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.
     In connection with Financial Industry Regulatory Authority guidelines, the maximum compensation to underwriters in connection with the sale of securities pursuant to this prospectus and any accompanying prospectus supplement will not exceed 8% of the total offering price to the public of such securities as set forth on the cover page of each prospectus supplement.

LEGAL MATTERS
     In connection with particular offerings of the securities in the future, the validity of those securities may be passed upon for us by Kelli Kast, General Counsel of Coeur d’Alene Mines Corporation, or Gibson, Dunn & Crutcher LLP or others named in the applicable prospectus supplement, and for any underwriters or agents by counsel named in the applicable prospectus supplement.
EXPERTS
     The consolidated financial statements of Coeur d’Alene Mines Corporation as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
     The report of KPMG on the aforementioned financial statements refers to the adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-based Payment, and Emerging Issues Task Force Issue No. 04-6, Accounting for Stripping Costs Incurred during Production in the Mining Industry, as of January 1, 2006.
     The report of KPMG on the effectiveness of internal control over financial reporting as of December 31, 2007 contains an explanatory paragraph that states that the Company acquired Bolnisi Gold NL and Palmarejo Silver and Gold Corporation on December 21, 2007, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2007, Bolnisi Gold NL’s and Palmarejo Silver and Gold Corporation’s internal control over financial reporting associated with total assets of $1.8 billion and total revenues of nil, included in the consolidated financial statements of Coeur d’Alene Mines Corporation and subsidiaries as of and for the year ended December 31, 2007. The report of KPMG also states that KPMG excluded from its audit of internal control over financial reporting an evaluation of the internal control over financial reporting of Bolnisi Gold NL and Palmarejo Silver and Gold Corporation.

Coeur d’Alene Mines Corporation
$50,000,000 Senior Secured Floating Rate Convertible Notes due 2012
Common Stock
Warrant for $25,000,000 Senior Secured Floating Rate Convertible Notes due 2012
PROSPECTUS SUPPLEMENT
(to Prospectus dated October 17, 2008)